                                                                    EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF 2003

      In February 2003, we outlined our planned business strategy in response to the events that significantly impacted the energy sector and our company during late 2001 and 2002, including the collapse of Enron and the severe decline of the telecommunications industry. The plan focused upon migrating to an integrated natural gas business comprised of a strong, but smaller, portfolio of natural gas businesses, reducing debt and increasing our liquidity through asset sales, strategic levels of financing and reductions in operating costs. The plan provided us with a clear strategy to address near-term and medium-term debt and liquidity issues, to de-leverage the company with the objective of returning to investment grade status and to develop a balance sheet capable of supporting and ultimately growing our remaining businesses. A component of our plan was to reduce the risk and liquidity requirements of the Power segment while realizing the value of Power's portfolio.

COMPANY RESTRUCTURING

      During 2003, we successfully executed the following critical components of our restructuring plan:

            - generated cash proceeds of approximately $3 billion from the sale of assets;

            - sustained core business earnings capacity through completed system expansions at Gas Pipeline, continued drilling activity at Exploration & Production and continued investment in deepwater activities within Midstream;

            - repaid $3.2 billion of debt through scheduled maturities and early extinguishment of debt and accessed the public debt markets available to us primarily to refinance $2 billion of higher cost debt; and

            - continued rationalization of our cost structure, including a 28 percent reduction in selling, general and administrative (SG&A) costs from continuing operations and a 39 percent reduction in general corporate expenses.

ADDRESSING LIQUIDITY

      Through these efforts, we satisfied key liquidity issues facing us in the form of scheduled debt maturities. These were primarily the Williams Production RMT Company (RMT) note payable (RMT Note) of approximately $1.15 billion (including certain contractual fees and deferred interest) due on July 25, 2003, and $1.4 billion of senior unsecured 9.25 percent notes due March 15, 2004. As a result of the proceeds generated from asset sales and proceeds from the issuance of $500 million of long-term debt, we prepaid the RMT Note in May 2003. During the fourth quarter, we completed tender offers that prepaid approximately $721 million of the senior unsecured 9.25 percent notes and approximately $230 million of other notes and debentures. With approximately $2.3 billion available cash on hand at the end of 2003, we have the capacity to pay the $679 million balance of the senior unsecured 9.25 percent notes upon their maturity.

      During 2004, we expect to maintain cash/liquidity levels of at least $1 billion in excess of our immediate needs. While improved during 2003, we have limited access to the capital markets and must maintain liquidity at a level to manage our operations and meet unforeseen or extraordinary calls on cash. Additionally, we will pursue establishing new revolving and letter of credit facilities to reduce cash requirements associated with our current facility.

EXITING THE POWER BUSINESS

      We are pursuing a strategy of exiting the Power business. However, market conditions have contributed to the difficulty of, and could delay, a full, immediate exit from this business. In 2003, we generated in excess of $600 million from the sale, termination or liquidation of Power contracts and assets. During the year, we continued to manage our portfolio to reduce risk, to generate cash and to fulfill contractual commitments. We are also pursuing our goal to resolve the remaining legal and regulatory issues associated with the business.

      During 2003, we engaged financial advisors to assist and advise with this effort. Because market conditions may change, and we cannot determine the impact of this on a buyer's point of view, amounts ultimately received in any portfolio sale, contract liquidation or realization may be significantly different from the estimated economic value or carrying values reflected in the Consolidated Balance Sheet. In addition, our tolling agreements are not derivatives and thus have no carrying value in the Consolidated Balance Sheet pursuant to the application of Emerging Issues Task Force (EITF) Issue No. 02-3 (EITF 02-3). Based on current market

                                     99.2-1
conditions, certain of these agreements are forecasted to realize significant future losses. It is possible that we may sell contracts for less than their carrying value or enter into agreements to terminate certain obligations, either of which could result in significant future loss recognition or reductions of future cash flows.

      On a consolidated basis, the net book value at December 31, 2003 of Power's portfolio and other long-lived assets were in excess of $800 million, while other net assets of Power, including net working capital, were in excess of $400 million.

OUTLOOK FOR 2004

      Entering 2004, our plan is focused upon the following objectives:

            - Sustain solid core business performance, including increased capital allocated to Exploration & Production.

      We expect cash flow from operations to be sufficient to meet our 2004 capital spending plan of $700 to $800 million and to generate additional cash to be available for debt reduction.

            - Continue reduction of debt and selective refinancing of certain instruments.

      We expect to aggressively reduce debt in 2004. We have approximately $936 million in scheduled maturities coming due throughout the year and anticipate using available cash flow, proceeds from assets sales and the release of collateral from credit facilities to further reduce debt levels.

            -     Maintain investment discipline.

      We have implemented the Economic Value Added(R) (EVA(R)) financial management system as a financial framework for use in evaluating our business decisions and as a major component for determining incentive compensation. We will invest selectively in those projects that are projected to add value to the company through EVA(R) improvement.

      Key execution steps will include the completion of planned asset sales, which are estimated to generate proceeds of approximately $800 million in 2004, additional reduction of SG&A costs, replacing our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash and continued efforts to exit the power business. Some factors that present obstacles that could prevent us from achieving these objectives include:

            -     volatility of commodity prices;

            -     ongoing shareholder and Power-related litigation;

            -     lower than expected cash flow from continuing operations;

            -     general economic and industry downturn; and

            -     unfavorable capital market conditions.

      We continue to address these risks through utilization of commodity hedging strategies, focused efforts to resolve and/or respond to litigation claims, managing our business with an emphasis upon generating cash and retaining and developing those business operations serving key economic and energy needs.

CRITICAL ACCOUNTING POLICIES & ESTIMATES

      Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and assumptions. The selection of these has been discussed with our Audit Committee. We believe that the following are the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

                                     99.2-2

REVENUE RECOGNITION -- DERIVATIVES

      We hold a substantial portfolio of derivative contracts for a variety of purposes. Many of these are designated in hedge positions; hence, changes in their fair value are not reflected in earnings until the associated hedged item impacts earnings. Others have not been designated as hedges or do not qualify for hedge accounting. The net change in fair value of these contracts represents unrealized gains and losses and is recognized in income currently (marked-to-market). The fair value for each of these derivative contracts is determined based on the nature of the transaction and the market in which transactions are executed. We also incorporate assumptions and judgments about counterparty performance and credit considerations in our determination of fair value. Certain contracts are executed in exchange traded or over-the-counter markets where quoted prices in active markets may exist. Transactions are also executed in exchange-traded or over-the-counter markets for which market prices may exist, but which may be relatively inactive with limited price transparency. Hence, the ability to determine the fair value of the contract is more subjective than if an independent third party quote were available. A limited number of transactions are also executed for which quoted market prices are not available. Determining fair value for these contracts involves assumptions and judgments when estimating prices at which market participants would transact if a market existed for the contract or transaction. We estimate the fair value of these various derivative contracts by incorporating information about commodity prices in actively quoted markets, quoted prices in less active markets, and other market fundamental analysis. The estimated fair value of all these derivative contracts is continually subject to change as the underlying energy commodity market changes and as management's assumptions and judgments change.

      Additional discussion of the accounting for energy contracts at fair value is included in Note 1 of Notes to Consolidated Financial Statements, Energy Trading Activities, and Item 7A -- Qualitative and Quantitative Disclosures About Market Risk [Exhibit 99.3].

VALUATION OF DEFERRED TAX ASSETS AND TAX CONTINGENCIES

      We have deferred tax assets resulting from certain investments and businesses that have a tax basis in excess of the book basis and from tax carry-forwards generated in the current and prior years. We must evaluate whether we will ultimately realize these tax benefits and establish a valuation allowance for those that may not be realizable. This evaluation considers tax planning strategies, including assumptions about the availability and character of future taxable income. At December 31, 2003, we have $700 million of deferred tax assets for which a $68 million valuation allowance has been established. When assessing the need for a valuation allowance, we considered forecasts of future company performance, the estimated impact of potential asset dispositions and our ability and intent to execute tax planning strategies to utilize tax carryovers. Based on our projections, we believe that it is probable that we can utilize our year-end 2003 federal tax carryovers prior to their expiration. See
Note 5 of Notes to Consolidated Financial Statements for additional information regarding the tax carryovers. The ultimate realized amount of deferred tax assets could be materially different from those recorded, as influenced by potential changes in jurisdictional income tax laws and the circumstances surrounding the actual realization of these assets.

      We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the liability associated with our various filing positions, we record a liability for probable tax contingencies. The ultimate disposition of these contingencies could have a material impact on net cash flows. To the extent we were to prevail in matters for which accruals have been established or required to pay amounts in excess of our accrued liability, our effective tax rate in a given financial statement period may be materially impacted.

                                     99.2-3

IMPAIRMENT OF LONG-LIVED ASSETS AND INVESTMENTS

      We evaluate our long-lived assets and investments for impairment when we believe events or changes in circumstances indicate that we may not be able to recover the carrying value of certain long-lived assets or the decline in carrying value of an investment is other-than-temporary. In addition to those long-lived assets and investments for which impairment charges were recorded (see Notes 2, 3 and 4 of Notes to Consolidated Financial Statements), many others were reviewed for which no impairment was required. Our computations utilized judgments and assumptions in the following areas:

            - the probability that we would sell an asset or continue to hold and use it;

            -     undiscounted future cash flows if an asset is held for use;

            -     estimated fair value of the asset;

            -     estimated sales proceeds if an asset is sold;

            -     form and timing of the asset disposition; and

            - counterparty performance considerations under contracted sales transactions.

      Our Alaska refining, retail and pipeline operations are classified as "held for sale" at December 31, 2003. They are currently under contract to be sold as a single disposal group. This sale is expected to close during the first quarter of 2004. These assets were written down to fair value less cost to sell during 2003 based on the assumption that they would be sold as one disposal group. If events were to occur that caused us to divide this disposal group or to separately evaluate the individual assets within the disposal group for impairment, certain assets within that group could require an additional impairment.

      We have entered into a structured sales transaction for our investment in a foreign telecommunications company. In our review of this investment for potential impairment, we assumed that the counterparty would perform under the agreement. If the counterparty is unable to fully perform, an impairment of up to $22 million could be necessary.

      We own an equity investment in Longhorn Partners Pipeline L.P., a petroleum products pipeline still under development. During 2003, we recognized an impairment of a portion of our investment based on the terms of a recapitalization plan that closed in February 2004. We estimated the fair value of our remaining equity investment based on discounted future cash flows from the project. Because the pipeline is not yet operational, this estimate involved significant judgment, including:

            -     expected in service date;

            -     duration of operational ramp up;

            -     ultimate annual volume throughput;

            -     ability to obtain external debt financing in the future;

            -     risk-weighted discount rate; and

            -     cash flow projections.

      A decrease of 10 percent in our estimate of fair value of this investment would result in an additional impairment of approximately $8 million.

      We own a 14.6 percent equity interest in Aux Sable Liquid Products LP, a natural gas liquids extraction and fractionation facility. During 2003, we performed an impairment review of our investment in Aux Sable as current operating results and cash flow projections suggested that a decline in the fair value of this investment below our carrying value could exist. We estimated the fair value of our investment based on a projection of discounted cash flows of Aux Sable. Based upon our analysis we concluded that the estimated fair value of our investment was below the carrying value with little likelihood that the value would recover above our carrying value over the near term. As a result, during 2003 we recorded a $14.1 million impairment of this investment to its estimated fair value. Our projections are highly sensitive to changes in volumes and commodity pricing projections. An additional 10 percent decline in the projected fair value of this investment could result in an additional $4 million charge against our operating results if that decline was determined to be other than temporary.

                                     99.2-4

      Our Gulf Liquids New River Project LLC (Gulf Liquids) operations are classified as "held for sale" at December 31, 2003. These assets were written down to fair value less costs to sell during 2003. We estimated fair value based on probability-weighted analysis that considered sales price negotiations, salvage value estimates, and discounted future cash flows. This estimate involved significant judgment, including:

            -     commodity pricing;

            -     probability weighting of the different scenarios; and

            - range of estimated sales proceeds, salvage value and future cash flows.

The estimated cash flows from the various scenarios ranged approximately $15 million above and below our estimated fair value.

      We evaluated certain asset groups not yet held for sale for impairment because of the possibility that we could dispose of these assets pursuant to our strategy to sell additional assets in 2004. Our current estimates of the recoverability of these assets indicate that no impairment is necessary. A significant assumption in the evaluation of one asset group in this analysis is the probability associated with selling the asset group versus continuing to hold it for use. We currently believe we are more likely to continue to hold this asset group than sell it; however, if the probability associated with selling it were increased to approximately 90 percent, these assets may not be recoverable. If our recoverability estimates had resulted in a determination that these assets were not recoverable, based on our current estimates of fair value, we would have recognized an impairment loss of approximately $40 million to $70 million in the year ended December 31, 2003.

      Our current estimate of recoverability for certain Canadian gas processing assets indicated that they were not recoverable due to management's expectation that these assets would be sold at a price less than their current carrying value. As a result, we recognized impairment charges of $41.7 million during 2003. We estimated fair market value using an earnings multiple applied to projected operating results. We validated this estimate of fair value with discounted future cash flows ranging from approximately $10 million above and $25 million below our estimated fair value.

CONTINGENT LIABILITIES

      We record liabilities for estimated loss contingencies when we assess that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which new or different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Liabilities for contingent losses are based upon our assumptions and estimates, and advice of legal counsel or other third parties regarding the probable outcomes of the matter. As new developments occur or more information becomes available, it is possible that our assumptions and estimates in these matters will change. Changes in our assumptions and estimates or outcomes different from our current assumptions and estimates could materially affect future results of operations for any particular quarterly or annual period. See
Note 16 of Notes to Consolidated Financial Statements.

OIL AND GAS PRODUCING ACTIVITIES

      We use the successful efforts method of accounting for our oil and gas producing activities. Estimated natural gas and oil reserves and/or forward market prices for oil and gas are a significant part of our financial calculations. Following are examples of how these estimates affect financial results:

            - An increase (decrease) in estimated proved oil and gas reserves can reduce (increase) our unit of production depletion rate.

            - Changes in oil and gas reserves and forward market prices both impact projected future cash flows from our oil and gas properties. These projected future cash flows are used:

                  - to estimate the fair value of oil and gas properties for purposes of assessing them for impairment; and

                  - to estimate the fair value of the Exploration & Production reporting unit for purposes of assessing its goodwill for impairment.

            - Certain estimated reserves are used as collateral to secure financing.

                                     99.2-5

      The process of estimating natural gas and oil reserves is very complex, requiring significant judgement in the evaluation of all available geological, geophysical, engineering and economic data. After being estimated internally, virtually all of our reserve estimates are either audited or prepared by independent experts. The data may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates could occur from time to time. A reasonably likely revision of our reserve estimates is not expected to result in an impairment of our oil and gas properties or goodwill. However, reserve estimate revisions would impact our depreciation and depletion expense prospectively. For example, a change of approximately 10 percent in oil and gas reserves for each basin would change our annual depreciation, depletion and amortization expense between approximately $15 million and $20 million. The actual impact would depend on the specific basins impacted.

      Forward market prices include estimates of prices for periods that extend beyond those with quoted market prices. This forward market price information is consistent with that generally used in evaluating drilling decisions and acquisition plans. These market prices for future periods impact the production economics underlying oil and gas reserve estimates. The prices of natural gas and oil are volatile and change from period to period thus impacting our estimates. A reasonably likely unfavorable change in the forward price curve is not expected to result in an impairment of our oil and gas properties or goodwill.

GENERAL

      In accordance with the provisions related to discontinued operations within Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the consolidated financial statements and notes in Item 8 reflect our results of operations, financial position and cash flows through the date of sale, as applicable, of certain components as discontinued operations (see Note 2 of Notes to Consolidated Financial Statements).

      Unless indicated otherwise, the following discussion and analysis of results of operations, financial condition and liquidity relates to our current continuing operations and should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8 [Exhibit 99.4] of this document.

                                     99.2-6

RESULTS OF OPERATIONS

CONSOLIDATED OVERVIEW

      The following table and discussion is a summary of our consolidated results of operations for the three years ended December 31, 2003. The results of operations by segment are discussed in further detail following this Consolidated Overview discussion.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                    ------------------------------------------------------------
                                                                                 % CHANGE                % CHANGE
                                                                                   FROM                    FROM
                                                                       2003       2002(1)       2002      2001(1)        2001
                                                                    ----------    -------    ----------   -------     ----------
                                                                    (MILLIONS)               (MILLIONS)               (MILLIONS)
Revenues ........................................................   $16,644.7      +390%     $ 3,393.9      -31%      $ 4,899.5
Costs and expenses:
   Costs and operating expenses .................................    14,989.7      -675%       1,934.3       +8%        2,111.2
   Selling, general and administrative expenses .................       407.1       +28%         564.0      +14%          655.5
   Other (income) expense -- net ................................      (130.2)       NM          240.1       NM           (12.4)
   General corporate expenses ...................................        87.0       +39%         142.8      -15%          124.3
                                                                    ---------                ---------                ---------
   Total costs and expenses .....................................    15,353.6      -433%       2,881.2        -         2,878.6
Operating income ................................................     1,291.1      +152%         512.7      -75%        2,020.9
Interest accrued -- net .........................................    (1,240.6)      -10%      (1,132.1)     -73%         (654.9)
Investing income (loss) .........................................        73.1        NM         (113.2)     +34%         (172.6)
Interest rate swap loss .........................................        (2.2)      +98%        (124.2)      NM               -
Minority interest in income and preferred returns of
    consolidated subsidiaries ...................................       (19.4)      +54%         (41.8)     +42%          (71.7)
Other income (expense) -- net ...................................       (26.1)       NM           24.3       -8%           26.4
                                                                    ---------                ---------                ---------
Income (loss) from continuing operations before income taxes ....        75.9        NM         (874.3)      NM         1,148.1
(Provision) benefit for income taxes ............................       (47.7)       NM          277.2       NM          (507.6)
                                                                    ---------                ---------                ---------
Income (loss) from continuing operations ........................        28.2        NM         (597.1)      NM           640.5
Income (loss) from discontinued operations ......................       240.9        NM         (157.6)     +86%       (1,118.2)
                                                                    ---------                ---------                ---------
Net income (loss) before cumulative effect of change in
    accounting principle ........................................       269.1        NM         (754.7)     -58%         (477.7)
Cumulative effect of change in accounting principles ............      (761.3)       NM              -       NM               -
                                                                    ---------                ---------                ---------
Net loss ........................................................      (492.2)      +35%        (754.7)     -58%         (477.7)
                                                                    ---------                ---------                ---------
Preferred stock dividends .......................................        29.5       +67%          90.1       NM               -
                                                                    ---------                ---------                ---------
Loss applicable to common stock .................................   $  (521.7)      +38%     $  (844.8)     -77%      $  (477.7)
                                                                    =========                =========                =========

------------

(1) + = Favorable Change; - = Unfavorable Change

NM = A percentage calculation is not meaningful due to change in signs or a zero-value denominator.

                                     99.2-7

2003 vs. 2002

      Our revenue increased $13.3 billion due primarily to increased revenues at our Williams Power Company segment (Power) and our Midstream Gas and Liquids segment (Midstream) as a result of the January 1, 2003 adoption of EITF 02-3, which requires that revenues and costs of sale from non-derivative contracts and certain physically settled derivative contracts be reported on a gross basis (see Note 1 of Notes to Consolidated Financial Statements for a discussion of the impact on our financial statements as a result of applying this consensus). Prior to the adoption of EITF 02-3, revenues and costs of sales related to non-derivative contracts and certain physically settled derivative contracts were reported in revenues on a net basis. As permitted by EITF 02-3, prior year amounts have not been restated. Power's external revenues increased $11.5 billion and Midstream's external revenues increased $1.6 billion due primarily to the effect of EITF 02-3. The increase in revenues also includes $220 million due primarily to higher natural gas liquids (NGL) revenues at our Midstream segment's gas processing plants as a result of moderate market price increases, partially offset by lower NGL production volumes.

      Results for 2003 include approximately $117 million of revenue related to the correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001. This matter was initially disclosed in our Form 10-Q for the second quarter of 2003. Income from continuing operations before income taxes and cumulative effect of change in accounting principles in 2003 was $51.6 million. Absent the corrections, we would have reported a pretax loss from continuing operations in 2003. Approximately $83 million of this revenue relates to a correction of net energy trading assets for certain derivative contract terminations occurring in 2001. The remaining $34 million relates to net gains on certain other derivative contracts entered into in 2002 and 2001 that we now believe should not have been deferred as a component of other comprehensive income due to the incorrect designation of these contracts as cash flow hedges. Our management, after consultation with our independent auditor, concluded that the effect of the previous accounting treatment was not material to 2003 and prior periods and the trend of earnings.

      Costs and operating expenses increased $12.9 billion due primarily to the effect of reporting certain costs gross at Power and Midstream, as discussed above. Costs increased $12.9 billion at Power and $1.8 billion at Midstream due primarily to the effect of EITF 02-3. Contributing to the increase at our Midstream segment is $113 million attributable to rising market prices for natural gas used to replace the heating value of NGLs extracted at their gas processing facilities. The cost increases at these operating units were partially offset by $1.7 billion higher intercompany eliminations resulting primarily from intercompany costs that were previously netted in revenues prior to the adoption of EITF 02-3.

      Selling, general and administrative expenses decreased $156.9 million due primarily to reduced staffing levels at Power reflective of our strategy to exit this business. Also contributing to the decrease was the absence of $22 million of costs related to an enhanced benefit early retirement option offered to certain employee groups in 2002. We expect continued declines in these costs as we continue to exit the power business and complete our planned asset sales.

      Other (income) expense -- net, within operating income, in 2003 includes a $188 million gain from the sale of a Power contract, $96.7 million in net gains from the sale of our Exploration & Production segment's interests in certain natural gas properties in the San Juan basin, a $16.2 million gain from Midstream's sale of the wholesale propane business, and a $12.2 million gain on foreign currency exchange at Power. Partially offsetting these gains was a $45 million goodwill impairment at Power, a $44.1 million impairment of the Hazelton generation plant at Power, a $25.6 million charge to write-off capitalized software development costs at Northwest Pipeline, a $20 million charge related to a settlement by Power with the Commodity Futures Trading Commission (see Note 16 of Notes to Consolidated Financial Statements) and a $19.5 million accrual at Power related to an adjustment of California rate refund and other related accruals. Other (income) expense -- net, within operating income, in 2002 includes $244.6 million of impairment charges, loss accruals, and write-offs within Power, including a partial impairment of goodwill, $141.7 million in net gains from the sale of Exploration & Production's interests in natural gas properties and $78.2 million of impairment charges related to Midstream's Canadian olefin assets.

      General corporate expenses decreased $55.8 million. During 2002, we incurred $24 million of various restructuring costs associated with the liquidity and business issues addressed beginning third-quarter 2002. We also incurred $19 million higher advertising and branding costs in 2002 (due primarily to golf events and other advertising campaigns that were not continued in 2003). In 2004, we will continue efforts to further reduce our corporate cost structure following the recent and anticipated divestitures. We could also experience additional decreases in costs related to our health care plan for retirees as a result of the passage of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

                                     99.2-8

      Interest accrued -- net increased $108.5 million, or 10 percent, due primarily to:

            - $48.1 million higher interest expense and fees primarily related to the RMT note payable, which was prepaid in May 2003 (see Note 11 of Notes to Consolidated Financial Statements);

            - an $18.2 million increase in capitalized interest, which offsets interest accrued, due primarily to Midstream's projects in the Gulf Coast Region;

            - $25 million higher amortization expense related to deferred debt issuance costs including a $14.5 million write-off of accelerated amortization of costs from the termination of a revolving credit agreement in June 2003 (see Note 11 of Notes to Consolidated Financial Statements);

            - a $43 million increase reflecting higher average interest rates on long-term debt;

            - a $15 million decrease reflecting lower average borrowing levels; and

            - $14.3 million of interest expense of Power as a result of certain 2003 FERC proceedings.

      We expect interest expense to decrease in 2004 due to reduced averaged borrowing levels and lower average interest rates.

      In 2002, we began entering into interest rate swaps with external counter parties primarily in support of the energy-trading portfolio (see Note 19 of Notes to Consolidated Financial Statements). The change in market value of these swaps was $122 million more favorable in 2003 than 2002, due largely to a reduction in overall swap positions during the second half of 2002. The total notional amount of these swaps is approximately $300 million at December 31, 2003.

      Investing income increased to $73.1 million in 2003 compared to a $113.2 million loss in 2002. As detailed in Note 3 of Notes to Consolidated Financial Statements, investing income (loss) in 2003 includes:

            - $52.1 million lower equity earnings from Gulfstream Natural Gas System LLC, primarily resulting from the absence in 2003 of a $27.4 million contractual construction completion fee received in 2002;

            - $33.6 million higher net interest income at Power as a result of certain 2003 FERC proceedings; and

            - a $43.1 million impairment related to our investment in Longhorn Partners Pipeline L.P.

      Investing income (loss) in 2002 includes a $268.7 million loss provision relating to the estimated recoverability of receivables from WilTel Communications Group, Inc. (WilTel), a former subsidiary, partially offset by equity earnings and a $58.5 million gain on the sale of all of our interest in a Lithuanian oil refinery, pipeline and terminal complex.

      Minority interest in income and preferred returns of consolidated subsidiaries in 2003 is lower than 2002 due primarily to the absence of preferred returns totaling $25 million on the preferred interests in Castle Associates L.P., Piceance Production Holdings L.L.C., and Williams Risk Holdings L.L.C., which were modified and reclassified as debt in third-quarter 2002, and Arctic Fox, L.L.C., which was modified and reclassified as debt in April 2002. See Note 12 of Notes to Consolidated Financial Statements.

      Other income -- net, below operating income, in 2003 includes debt tender and related costs of $66.8 million, which were incurred in 2003 related to the third quarter 2003 tender offers and consent solicitations (see Note 11 of Notes to Consolidated Financial Statements). We may pursue additional debt tender offers in 2004. In addition, $84.7 million of foreign currency transaction gains on a Canadian dollar denominated note receivable are included. Partially offsetting these gains were $79.8 million of derivative losses on a forward contract to fix the U.S. dollar principal cash flows from this note. In 2004, these may be less offsetting since the note receivable balance was substantially reduced in the last half of 2003.

      The provision (benefit) for income taxes was unfavorable by $324.9 million due primarily to pre-tax income in 2003 as compared to a pre-tax loss in 2002. The effective income tax rate for 2003 is significantly higher than the federal statutory rate due primarily to non-deductible impairment of goodwill, non-deductible expenses, an accrual for tax contingencies, and the effect of state income taxes, somewhat offset by the tax benefit of capital losses. The effective income tax rate for 2002 is less than the federal statutory rate due primarily to the tax benefit of capital losses and the effect of state income taxes, somewhat offset by the effect of taxes on foreign operations, non-deductible impairment of goodwill, an accrual for tax contingencies, and income tax credit recapture that reduced the tax benefit of the pre-tax loss.

                                     99.2-9

      In addition to the operating results from activities included in discontinued operations (see Note 2 of Notes to Consolidated Financial Statements), the 2003 loss from discontinued operations includes pre-tax gains and losses on sales, net of impairments, totaling $169.0 million. The $169.0 million consists primarily of the following:

            -     a $310.8 million gain on sale of Williams Energy Partners;

            -     a $92.1 million gain on sale of Canadian liquids operations;

            - a $39.7 million gain on sale of natural gas properties in the Raton Basin in southern Colorado and the Hugoton Embayment in southwestern Kansas;

            -     a $108.7 million impairment of Gulf Liquids;

            - a $106.2 million impairment (net of a $2.8 million gain on sale) of Texas Gas Transmission;

            -     a $41.7 million impairment on the Canadian straddle plants;
                  and

            - a $21.6 million loss on sale and impairment on assets of the soda ash mining facility located in Colorado.

The 2002 loss from discontinued operations includes pre-tax impairments and losses totaling $567.8 million (see the 2002 vs. 2001 discussion below).

      The cumulative effect of change in accounting principles reduces net income for 2003 by $761.3 million due to a $762.5 million charge related to the adoption of EITF 02-3 (see Note 1 of Notes to Consolidated Financial Statements), slightly offset by $1.2 million related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" (see Note 1 of Notes to Consolidated Financial Statements).

      In June 2003, we redeemed all of our outstanding 9.875 percent cumulative-convertible preferred shares for approximately $289 million, plus $5.3 million for accrued dividends (see Note 13 of Notes to Consolidated Financial Statements). Preferred stock dividends in 2002 reflects the first-quarter 2002 impact of recording a $69.4 million non-cash dividend associated with the accounting for a preferred security that contained a conversion option that was beneficial to the purchaser at the time the security was issued.

2002 vs. 2001

      Our revenue decreased approximately $1.5 billion, or 31 percent, due primarily to lower revenues associated with energy risk management and trading activities at Power and the absence of $184 million of revenue related to the 198 convenience stores sold in May 2001 within our previously reported Petroleum Services segment (Petroleum Services). Partially offsetting these decreases was the impact of an increase in net production volumes within Exploration & Production partly due to the August 2001 acquisition of Barrett Resources Corporation (Barrett). As permitted by EITF 02-3, discussed above, 2002 and 2001 revenues were not restated for the adoption of EITF 02-3 in January 2003.

      Costs and operating expenses decreased $176.9 million, or 8 percent, due primarily to the absence of the 198 convenience stores sold in May 2001. Slightly offsetting these decreases are increased depletion, depreciation and amortization and lease operating expenses at Exploration & Production due primarily to the addition of the former Barrett operations.

      Selling, general and administrative expenses decreased $91.5 million due primarily to lower variable compensation levels at Power. Selling, general and administrative expenses for 2002 also include approximately $22 million of early retirement costs, $9 million of employee-related severance costs and approximately $5 million related to early payoff of employee stock ownership plan expenses.

      Other (income) expense -- net, within operating income, in 2002 includes $244.6 million of impairment charges and loss accruals within Power comprised of $138.8 million of impairments and loss accruals for commitments for certain power assets associated with terminated power projects, $61.1 million goodwill impairments and a $44.7 million impairment charge related to the Worthington generation facility sold in January 2003. Included in Other (income) expense -- net, within operating income, in 2002 is a $78.2 million impairment charge related to Midstream's Canadian olefin assets. Partially offsetting these impairment charges and accruals are $141.7 million of net gains on sales of natural gas production properties at Exploration & Production in 2002. Other (income) expense -- net, within operating income, in 2001 includes a $75.3 million gain on the May 2001 sale of the convenience stores and impairment charges of $13.8 million and $12.1 million within Midstream and the former Petroleum Services segment, respectively (see Note 4 of Notes to Consolidated Financial Statements).

                                    99.2-10

      General corporate expenses increased $18.5 million, or 15 percent, due primarily to approximately $24 million of various restructuring costs associated with the liquidity and business issues addressed beginning third-quarter 2002, $6 million of expense related to the enhanced-benefit early retirement program offered to certain employee groups and $6 million of expense related to employee severance costs. Partially offsetting these increases were lower charitable contributions and advertising costs.

      Operating income decreased $1,508.2 million, or 75 percent, due primarily to lower net revenues associated with energy risk management and trading activities at Power and the impairment charges and loss accruals noted above. Partially offsetting these decreases are the gains from the sales of natural gas production properties and the impact of increased net production volumes at Exploration & Production, higher demand revenues and the effect of the reductions in rate refund liabilities associated with rate case settlements at Gas Pipeline, and higher equity earnings.

      Interest accrued -- net increased $477.2 million, or 73 percent, due primarily to $154 million related to interest expense, including amortization of fees, on the RMT note payable (see Note 11 of Notes to Consolidated Financial Statements), the $76 million effect of higher average interest rates, the $222 million effect of higher average borrowing levels and $41 million of higher debt issuance cost amortization expense.

      In 2002, we entered into interest rate swaps with external counter parties primarily in support of the energy trading portfolio. The swaps resulted in losses of $124.2 million (see Note 19 of Notes to Consolidated Financial Statements).

      The 2002 investing loss decreased $59.4 million as compared to the 2001 investing loss. Investing loss for 2002 and 2001 consisted of the following components:

                                                          YEARS ENDED
                                                          DECEMBER 31
                                                       -----------------
                                                        2002      2001
                                                       -------   -------
                                                          (MILLIONS)
Equity earnings* ...................................   $  73.0   $  22.7
Income from investments* ...........................      42.1       4.2
Write-down of WilTel common stock investment .......        --     (95.9)
Loss provision for WilTel receivables ..............    (268.7)   (188.0)
Interest income and other ..........................      40.4      84.4
                                                       -------   -------
Investing loss .....................................   $(113.2)  $(172.6)
                                                       =======   =======

----------

* These items are also included in the measure of segment profit (loss).

      The equity earnings increase includes a $27.4 million benefit reflecting a contractual construction completion fee received by an equity method investment (see Note 3 of Notes to Consolidated Financial Statements) and $4 million of earnings in 2002 versus $20 million of losses in 2001 from the Discovery pipeline project, partially offset by an equity loss in 2002 of $13.8 million from our investment in Longhorn Partners Pipeline LP. Income (loss) from investments in 2002 includes a $58.5 million gain on the sale of our equity interest in a Lithuanian oil refinery, pipeline and terminal complex, which was included in the Other segment, a gain of $8.7 million related to the sale of our general partner interest in Northern Borders Partners, L.P., a $12.3 million write-down of an investment in a pipeline project which was canceled and a $10.4 million net loss on the sale of our equity interest in a Canadian and U.S. gas pipeline. Income (loss) from investments in 2001 includes a $27.5 million gain on the sale of our limited partner equity interest in Northern Border Partners, L.P. offset by a $23.3 million loss from other investments, both of which were determined to be other than temporary. See Note 2 of Notes to Consolidated Financial Statements for a discussion of the losses related to WilTel. Interest income and other decreased due to a $22 million decrease in interest income related to margin deposits, a $4.9 million decrease in dividend income primarily as a result of the second-quarter 2001 sale of Ferrellgas Partners L.P. senior common units and write-downs of certain foreign investments.

      Other income (expense) -- net, below operating income, decreased $2.1 million due primarily to an $11 million gain in second-quarter 2002 at our Gas Pipeline segment associated with the disposition of securities received through a mutual insurance company reorganization, a $13 million decrease in losses from the sales of receivables to special purpose entities (see Note 15 of Notes to Consolidated Financial Statements) and the absence in 2002 of a 2001 $10 million payment to settle a claim for coal royalty payments relating to a discontinued activity. Partially offsetting these increases was an $8 million loss related to early retirement of remarketable notes in first-quarter 2002.

                                    99.2-11

      The provision (benefit) for income taxes was favorable by $784.8 million due primarily to a pre-tax loss in 2002 as compared to pre-tax income in 2001. The effective income tax rate for 2002 is less than the federal statutory rate due primarily to the tax benefit of capital losses and the effect of state income taxes, somewhat offset by the effect of taxes on foreign operations, non-deductible impairment of goodwill, an accrual for tax contingencies, and income tax credits recapture that reduced the tax benefit of the pre-tax loss. The effective income tax rate for 2001 is greater than the federal statutory rate due primarily to an accrual for tax contingencies, the effect of state income taxes, and valuation allowances associated with the tax benefits for investing losses, for which no tax benefits were provided.

      In addition to the operating results from activities included in discontinued operations (see Note 2 of Notes to Consolidated Financial Statements), the 2002 loss from discontinued operations includes pre-tax impairments and losses totaling $567.8 million. The $567.8 million consists of $240.8 million of impairments related to the Memphis refinery, $195.7 million of impairments related to bio-energy, $146.6 million of impairments related to travel centers, $133.5 million of impairments related to the soda ash operations, a $91.3 million loss on sale related to the Central natural gas pipeline system, a $36.8 million impairment related to the Canadian straddle plants, $18.4 million of impairments related to the Alaska refinery and a $6.4 million loss on sale related to the Kern River natural gas pipeline system. Partially offsetting these impairments and losses was a pre-tax gain of $301.7 million related to the sale of the Mid-America and Seminole pipelines. Loss from discontinued operations in 2001 includes a $1.84 billion pre-tax charge for loss accruals related to guarantees and payment obligations for WilTel and $184.8 million of other pre-tax charges for impairments and loss accruals, including a $170 million pre-tax impairment charge related to the soda ash mining facility.

      Income (loss) applicable to common stock in 2002 reflects the impact of the $69.4 million associated with accounting for a preferred security that contains a conversion option that was beneficial to the purchaser at the time the security was issued. The weighted-average number of shares in 2002 for the diluted calculation (which is the same as the basic calculation since we reported a loss from continuing operations) increased approximately 16 million from December 31, 2001. The increase is due primarily to the 29.6 million shares issued in the Barrett acquisition in August 2001.

RESULTS OF OPERATIONS -- SEGMENTS

      We are currently organized into the following segments: Power (formerly named Energy Marketing & Trading), Gas Pipeline, Exploration & Production, Midstream and Other. The Petroleum Services segment is now reported within Other as a result of the Alaska refinery and related assets being reflected as discontinued operations. Other primarily consists of corporate operations and certain continuing operations previously reported within the International and Petroleum Services segments. Our management currently evaluates performance based on segment profit (loss) from operations (see Note 19 of Notes to Consolidated Financial Statements).

      Prior period amounts have been restated to reflect these changes. The following discussions relate to the results of operations of our segments.

POWER

OVERVIEW OF 2003

      As described below, a strategic change in business focus and a required change in accounting principles significantly influenced Power's 2003 operating results.

      In June 2002, we announced our intent to exit our Power business and reduce our financial commitment to the Power segment. Prior to this point, Power focused on originating short-term and long-term contracts that it considered profitable based on its view of the market. Beginning in mid-2002, Power now focuses on 1) terminating or selling all or portions of the portfolio, 2) maximizing cash flow, 3) reducing risk, and 4) managing existing contractual commitments, many of which are long-term. We initiated efforts to sell all or portions of Power's power, natural gas, and crude and refined products portfolios in mid-2002. Based on bids received in these sales efforts, Power recognized impairments for certain assets and capital projects in 2002. In 2003, we continued our efforts to exit this business. In 2003, proceeds from contract sales and terminations exceeded carrying values, resulting in gains. The decision to exit the Power business also resulted in decreased selling, general and administrative expense. Segment profit was unfavorably impacted in 2003 as a result of reduced origination of long-term energy-related transactions.

      As discussed further in Note 1 of Notes to the Consolidated Financial Statements, in 2003, Power adopted EITF 02-3, which changed the classification of certain revenues and costs in the statement of operations and the accounting method for non-derivative energy and energy-related contracts. Decreased power prices and increased natural gas prices primarily caused an increase in the fair value of power and gas derivative contracts, which is reflected as an increase in earnings. Due to the change in accounting method

                                    99.2-12
discussed further below, the related change in fair value of non-derivative contracts was not recognized in earnings during 2003 since non-derivative contracts are no longer marked to market. However, accrual losses on power and gas non-derivative contracts were recognized in 2003.

      Power considers key factors that influence its financial condition and operating performance to include the following:

            - prices of power and natural gas, including changes in the margin between power and natural gas prices,

            - changes in market liquidity, including changes in the ability to economically hedge the portfolio,

            -     changes in power and natural gas price volatility,

            -     changes in the regulatory environment, and

            -     changes in power and natural gas supply and demand.

OUTLOOK FOR 2004

      In 2004, Power anticipates further variability in earnings due in part to the difference in accounting treatment of derivative contracts at fair value and our underlying non-derivative contracts on an accrual basis. This difference in accounting treatment combined with the volatile nature of energy commodity markets could result in future operating gains or losses. Some of Power's tolling contracts have a negative fair value, which is not reflected in the financial statements since these contracts are not derivatives. These tolling contracts may result in future accrual losses. Continued efforts to sell all or a portion of the portfolio may also have a significant impact on future earnings as proceeds may differ significantly from carrying values. The inability of counterparties to perform under contractual obligations due to their own credit constraints could also affect future operations.

      The following risks and challenges also impact how Power manages its business and affect its operating results:

            -     unresolved litigation,

            -     regulatory changes and oversight,

            -     lack of liquidity, and

            -     key employee retention.

YEAR-OVER-YEAR OPERATING RESULTS

                                       YEARS ENDED DECEMBER 31,
                                 ----------------------------------
                                    2003        2002         2001
                                 ---------   ---------    ---------
                                             (MILLIONS)
Segment revenues .............   $13,192.6   $   (85.2)   $ 1,705.6
Segment profit (loss) ........   $   154.1   $  (624.8)   $ 1,270.0

                                    99.2-13

2003 vs. 2002

INCREASE IN REVENUES AND COST OF SALES

        EITF 02-3 impacts how Power presents revenues and costs from certain transactions in the statement of operations. The table below summarizes items included in revenues and costs before and after January 1, 2003:

                       BEFORE                                               AFTER
-------------------------------------------------    -------------------------------------------------
Revenues:                                            Revenues:

-     Gains and losses from changes in fair value    -     Gains and losses from changes in fair value
      of all energy trading contracts with a               of only derivative contracts with a future
      future settlement or delivery date and from          settlement or delivery date
      changes in fair value of commodity
      inventories                                    -     Revenue from sales of commodities or
                                                           completion of energy-related services
-     Revenue from sales of commodities or
      completion of energy-related services          -     Gains and losses from net financial
                                                           settlement of derivative contracts
-     Gains and losses from net financial
      settlement of derivative contracts             Costs:

-     Costs from purchases of commodities or fees    -     Costs from purchases of all commodities and
      from energy-related services that were not           fees paid for energy-related services
      associated with property, plant and
      equipment we owned

Costs:

- Costs from purchases of commodities or fees for energy-related services for use in property, plant and equipment that we owned

      Revenues increased $13.3 billion and costs increased $12.9 billion from 2002 to 2003 primarily because Power now reports certain purchases in costs instead of reporting them as reduction of revenues. This change in reporting does not affect gross margin or segment profit. EITF 02-3 does not require restatement of prior year amounts. As presented in the table that follows this section, Power also now accounts for a significant portion of its business activity using the accrual method of accounting rather than recognizing changes in fair value through segment profit, or mark-to-market accounting.

INCREASE IN SEGMENT PROFIT

      EITF 02-3, which was implemented January 1, 2003, significantly impacted the increase in segment profit from 2002 to 2003. Before the adoption of EITF 02-3, Power reported the fair value of all its energy contracts, energy-related contracts and inventory on the balance sheet. Power reported changes in the fair value of the items from period to period in segment profit. Examples of derivative and non-derivative contracts are as follows:

           DERIVATIVE CONTRACTS                                     NON-DERIVATIVE CONTRACTS
--------------------------------------------         --------------------------------------------------------
-     Forward purchase and sale contracts            -     Spot purchase and sale contracts
-     Futures contracts                              -     Transportation contracts
-     Option contracts                               -     Storage contracts
-     Swap agreements                                -     Tolling agreements (power conversion contracts)
                                                     -     Full requirement or load serving contracts (power
                                                           sales contracts in which we supply all of the
                                                           customer's requirements for power)

                                    99.2-14

      In 2003, Power continues to reflect the changes in fair value of derivative contracts in segment profit. However, for non-derivative contracts, Power does not recognize revenue until commodities are delivered or services are completed. Also, for non-derivative contracts, Power does not recognize costs until products are received and consumed, services are used, or inventories are sold. Power is exposed to earnings fluctuations because of these differences in accounting for derivative and non-derivative contracts within its portfolio. The following example illustrates this exposure to earnings fluctuations:

      Assume there are two contracts. The first is a ten-year contract in which Power agrees to pay a counterparty a monthly fee for the right to convert natural gas to power (a tolling contract). Power has the right to sell the power produced under the tolling contract. The contract is not a derivative. The second is a derivative contract to sell power in 2008 to another party for a fixed price, entered into to fix the sales price of the power produced in 2008 under the tolling contract. Therefore, the power sales contract economically hedges the forward power price component of the tolling contract. If power prices fall, the decline in fair value of the tolling agreement would not be reflected in 2003 segment profit since the contract is not a derivative. The increase in the fair value of the power sale contract, however, would be reflected in segment profit since it is a derivative.

      As illustrated in the above example, many of our derivative contracts serve as economic hedges of our non-derivative positions. We could reduce our exposure to earnings fluctuations by applying hedge accounting, as provided for under SFAS No. 133. However, since we have announced our intent to exit the business, we do not currently meet the criteria to be eligible for hedge accounting. We reduced our exposure to earnings fluctuations through election of the normal purchases and sales exception available under SFAS No. 133 for two significant long-term derivative contracts. These two derivative contracts hedge a tolling contract. Since the election in the second quarter of 2003, we account for the two derivative contracts on an accrual basis. However, we remain exposed to earnings fluctuations from changes in fair value of certain other derivative positions.

      The following table summarizes the major elements impacting segment profit in 2003 and 2002:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                     ---------------
                                                      2003     2002
                                                     ------   ------
                                                        (MILLIONS)
Accrual earnings (losses) ........................   $(268)   $  11
Mark-to-market earnings (losses) .................     401     (420)
Interest rate portfolio earnings (losses) ........     (12)      91
Origination ......................................      --      204
Prior period adjustments .........................     117       --
                                                     -----    -----
   Gross margin ..................................     238     (114)
                                                     -----    -----
Operating expenses ...............................      35       40
Selling, general and administrative expenses .....     124      209
Other income (expense) -- net ....................      75     (262)
                                                     -----    -----
   Segment profit (loss) .........................   $ 154    $(625)
                                                     =====    =====

INCREASE IN GROSS MARGIN

      The impact of the earnings fluctuations discussed in the previous section is reflected in our 2003 gross margin. Gross margin increased from a margin loss of $114.2 million in 2002 to a gross margin of $238 million in 2003.

      Accrual Earnings: Losses on contracts and assets in 2003 accounted for on an accrual basis partially offset increases in gross margin from mark-to-market earnings as discussed in the next section. In 2002, we accounted for revenues and costs generated only on our owned assets on an accrual basis. These owned assets resulted in a $10.9 million gross margin in 2002. In 2003, we also accounted for revenues and costs generated on our non-derivative contracts on an accrual basis. The owned assets and non-derivative contracts generated a $268.1 million margin loss in 2003.

      The $268.1 million margin loss primarily consists of accrual losses of $246.6 million on non-derivative contracts and owned assets within our power and natural gas portfolios. As with forward power prices, the increased power supply in the mid-continent and eastern regions contributed to lower prices received on power sales in 2003, primarily contributing to the accrual losses. The $246.6 million also includes a $37 million loss from increased power rate refunds owed to the state of California because of FERC rulings issued and a $13.8 million loss for other contingencies related to our power marketing activities in the state of California.

      Mark-to-Market Earnings: The difference in accounting for non-derivative contracts in 2003 compared to 2002 primarily contributed to the increase in gross margin. In 2002, we recognized mark-to-market losses of $420 million on derivative contracts and non-derivative contracts, both of which we carried at fair value, or marked to market, in 2002. In 2003, we recognized mark-to-market gains of $401.4 million on derivative contracts only. We refer to net realized and unrealized gains and losses on contracts carried at fair value as mark-to-market earnings.

                                    99.2-15

      Derivative contracts within our power and natural gas portfolios primarily contributed to the mark-to-market gains in 2003, generating $412.3 million of the total mark-to-market gains of $401.4 million. Decreased forward power prices on net power sales contracts and increased forward gas prices on net gas purchase contracts primarily caused the mark-to-market gains from power and natural gas derivative contracts. Increased power supply in the mid-continent and eastern U.S. significantly contributed to the decrease in forward power prices. A $126.8 million positive valuation adjustment on a terminated derivative contract also contributed to the 2003 mark-to-market gains on power and natural gas derivative contracts.

      Of the $420 million in mark-to-market losses in 2002, $320 million related to the power and natural gas portfolios. The fair value of certain tolling portfolios decreased as the margin between forward power prices and the estimated cost to produce the power decreased. The decline in volatility of the power and natural gas markets also contributed to the decrease in the fair value of tolling contracts within certain of our tolling portfolios as it does other option contracts. Tolling contracts possess characteristics of options since we have the right but not the obligation to request the plant owner to convert natural gas to power. Valuation methods used in 2002 are discussed in Note 1 of the Notes to Consolidated Financial Statements. Power and natural gas mark-to-market losses in 2002 also reflected a $74.8 million valuation adjustment on certain non-derivative power sale contracts. Quotes received during sales efforts in 2002 resulted in the valuation adjustment. The favorable net effect of approximately $85 million resulting from a settlement with the state of California partially offsets the 2002 mark-to-market losses. The $85 million primarily reflects the increase in fair value on power sales contracts with the California Department of Water Resources, which resulted from a restructuring of the contracts and the improved credit standing of the counterparty.

      Interest Rate Portfolio: Differences in the treatment of interest rate movements in 2003 compared to 2002 also offset the increase in gross margin. The 2002 interest rate earnings of $91 million reflect the impact of decreased interest rates on power, natural gas and crude and refined derivative and non-derivative contracts. As interest rates decreased, the overall fair value of these commodity contracts increased. The increase in the fair value of these contracts was partially offset by the decrease in the fair value of interest rate derivatives. Interest rate derivatives hedge the power, natural gas and crude and refined products contracts on an economic basis. The 2003 interest rate loss of $12.3 million reflects the mark-to-market loss on interest rate derivatives only.

      Origination: The lack of contract origination in 2003 further offsets the increase in gross margin. Consistent with our reduced financial commitment to the Power business, we did not originate long-term energy-related contracts in 2003. In 2002, we recognized $85.1 million of power and natural gas revenues and $118.8 million of petroleum products revenues by originating new contracts.

      Correction of Prior Period Items: Results for 2003 include approximately $117 million of revenue related to the correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001. This matter was initially disclosed in our Form 10-Q for the second quarter of 2003. See Note 1 of Notes to Consolidated Financial Statements.

DECREASE IN SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      The reduced focus on the Power business resulted in further employee reductions in 2003. Power employed approximately 250 employees at the end of 2003 compared to approximately 410 at the end of 2002. This decrease in employees was the primary factor in the $85 million, or 41 percent, decrease in selling, general, and administrative expenses.

INCREASE IN OTHER INCOME (EXPENSE) -- NET

      Other income (expense) -- net improved $337.1 million. Power terminated or sold certain contracts and other assets, resulting in losses in 2002 and gains in 2003. In 2002, Power terminated certain power -- related capital projects, which resulted in $138.8 million of impairments. Power also recorded a $44.7 million impairment in 2002 from the January 2003 sale of the Worthington generation facility. In 2003, Power sold a non-derivative energy-trading contract resulting in a $188 million gain on sale. Power also sold an interest in certain investments accounted for under the cost method in 2003 for a gain of $13.8 million.

      A $45 million goodwill impairment in 2003 compared to a $61.1 million goodwill impairment in 2002 also contributed to the increase in Other (income) expense-net. See Note 4 of Notes to Consolidated Financial Statements.

      Other factors offset the increase in Other income (expense) -- net. In 2003, Power recognized a $44.1 million impairment on a power generating facility (see Note 4 of Notes to Consolidated Financial Statements). Power also reached a settlement with the Commodity Futures Trading Commission as discussed in Note 16 of Notes to Consolidated Financial Statements, resulting in a charge of $20 million. Finally, Power recorded accruals of $19.5 million for power marketing activities in California during 2000 and 2001 (see Note 16 of Notes to Consolidated Financial Statements).

                                    99.2-16

2002 vs. 2001

      The $1,790.8 million, or 105 percent, decrease in revenues is due primarily to a $1,783.3 million decrease in risk management and trading revenues. During 2002, the impact of market movements against Power's portfolio and a significant reduction in origination activities adversely affected our results. Power's ability to manage or hedge its portfolio against adverse market movements was limited by a lack of market liquidity as well as our limited ability to provide credit and liquidity support.

      The decrease in risk management and trading revenues includes the following:

            -     $1,901.4 million decrease in natural gas and power revenues,

            -     $6.3 million increase in petroleum products revenues,

            -     $12 million increase in European trading revenues, and

            -     $99.8 million increase in interest rate revenues.

      The net impact of interest rate movements, including the impact of interest derivatives, caused the $99.8 million increase in interest rate revenues.

      The $1,783.3 million decrease in risk management and trading revenues includes a $205 million decrease in revenues from new transactions originated and contract amendments as compared to 2001. A decline in natural gas revenues caused $454.9 million of the $1,901.4 million decline in natural gas and power revenues. Increasing prices on short natural gas positions during the third quarter of 2002 primarily caused the decline in natural gas revenues. The remaining $1,446.5 million decline in natural gas and power revenues relates to lower revenues from the power portfolio caused primarily by 1) smaller differences in the margin between forward power prices and the estimated cost to produce the power on certain power tolling portfolios; 2) lower volatility compared with 2001; and 3) the net impact of portfolio valuation adjustments associated with the decline in market liquidity and portfolio liquidation activities.

      Origination activities during the first quarter of 2002 primarily caused the $6.3 million increase in petroleum products revenues. The commencement of trading activities in the European office as compared to start-up activities in 2001 principally drove the $12 million increase in European trading revenues. The European operations were being wound down in 2002.

      As a result of our liquidity constraints, we initiated efforts in 2002 to sell all or portions of Power's portfolio and/or pursue potential joint venture or business combination opportunities. Portions of Power's portfolio were recognized at their estimated fair value, which under generally accepted accounting principles is the amount at which they could be exchanged in a current transaction between willing parties other than in a forced liquidation or sale. As a result of information obtained through the portfolio sales efforts in 2002, Power adjusted the estimated fair value of certain portions of the portfolio to reflect viable market information received. For those portions of the portfolio for which no viable market information was received through sales efforts, Power estimated fair value using other market-based information and consistent application of valuation techniques. Portfolio valuation adjustments recognized in 2002 as a result of new market information obtained through sales efforts resulted in a $74.8 million decrease in segment profit.

      Revenues for 2002 also includes the favorable fourth-quarter net effect of approximately $85 million resulting from the settlement with the state of California, the restructuring of associated energy contracts, and the related improved credit situation of the counterparties during the quarter.

      Selling, general, and administrative expenses decreased by $124.7 million, or 37 percent. Lower variable compensation levels and staff reductions primarily caused this cost reduction.

      Other (income) expense -- net in 2002 includes the following:

            - Impairments and loss accruals associated with commitments for certain power projects that have been terminated of $138.8 million;

            - Partial impairment of goodwill of $61.1 million, reflecting a decline in fair value resulting from deteriorating market conditions during 2002; and

            - Impairment charge related to the January 2003 sale of the Worthington generation facility of $44.7 million.

      Other (income) expense -- net in 2001 included a $13.3 million charge due to a terminated expansion project.

                                    99.2-17

      The $1,894.8 million, or 149 percent decrease in Segment profit (loss) is due primarily to the $1,783.3 million reduction of risk management and trading revenues and the other (income) expense -- net items, partially offset by the $124.7 million reduction in selling, general and administrative expenses, and the $23.3 million charge from the write-downs in 2001 of marketable equity securities and a cost based investment (see Note 3 of Notes to Consolidated Financial Statements).

GAS PIPELINE

OVERVIEW OF 2003

      Gas Pipeline's interstate transmission and storage activities are subject to regulation by the FERC and as such, our rates and charges for the transportation of natural gas in interstate commerce, and the extension, enlargement or abandonment of jurisdictional facilities and accounting, among other things, are subject to regulation. The rates are established through the FERC's rulemaking process. As a result of this regulation, Gas Pipeline's revenues and operating costs are relatively stable, with fluctuations primarily driven by the approval by the FERC of new rates, the level of pipeline transportation capacity used and seasonal demands. Therefore capacity is a significant factor for revenues and ultimately segment profit.

      During 2003, Gas Pipeline completed five major expansion projects. The combined impact of the completed projects resulted in the following:

      Northwest Pipeline:

            -     Created 450,000 Dth/d of new physical capacity.

            - Installed more than 120 miles of new pipeline looping in Washington, Idaho, and Wyoming.

      Transco:

            -     Increased capacity by 320,000 Dth/d.

            -     Installed more than 43 miles of new pipeline.

      Significant risk factors that could affect the profitability of our Gas Pipeline segment include:

            - legal and regulatory events such as FERC rate authorization and/or rate case settlements (see Note 16 of Notes to Consolidated Financial Statements),

            - market demand for expansion projects to increase revenue and segment profit, and

            - catastrophic events to our infrastructure such as ruptures to pipelines.

OUTLOOK FOR 2004

      In December 2003, we received an order from the U.S. Department of Transportation regarding restoration of transportation service on a segment of a natural gas pipeline in western Washington. The pipeline experienced a line break in May 2003 and we subsequently received an order to lower pressure by 20 percent and perform an integrity study on the pipeline segment. The pipeline experienced a second break in the same segment in December 2003. In December, we idled the pipeline segment until its integrity could be assured. The decision to idle the pipeline has not had a significant impact on our ability to meet market demand, primarily because we have a parallel pipeline in the same corridor. We have, thus far, been able to meet customers' demand including peak loads during January 2004. But, during the non-peak demands of spring and summer when gas on gas competition can be strong, customers may have to take gas from other than preferred sources. If we are unable to meet customers' demand, then we may have to reduce our billings to them. The future costs to first restore portions of the existing pipeline to temporary service and then to replace the pipeline's capacity entirely are expected to be in the range of approximately $365 million to $430 million over a three-year period, the majority of which will be spent in 2005 and 2006. We expect to have adequate financial resources to comply with the order and replace the capacity, if required.

      In February 2004, Gas Pipeline placed a pipeline expansion into service increasing capacity on its Transco natural gas system by 54,000 Dth/d. The completed projects for Northwest Pipeline and Transco are expected to increase revenues in 2004 by approximately $45 million. The majority of the planned 2004 capital expenditures is expected to be spent on maintenance of the pipelines.

                                    99.2-18

YEAR-OVER-YEAR OPERATING RESULTS

      During 2003, we sold Texas Gas Transmission Corporation (Texas Gas). We received $795 million in cash and the buyer assumed $250 million in debt. During 2002, we sold both our Central and Kern River interstate natural gas pipeline businesses. The following discussions exclude any gains or losses on such sales and the results of operations related to Texas Gas, Central, and Kern River, which are all reported within discontinued operations.

      The following discussions relate to the current continuing businesses of our Gas Pipeline segment which includes Transco, Northwest Pipeline and various joint venture projects. Certain assets sold during 2002 are included in the 2002 results. These assets include Cove Point, a general partner interest in Northern Border, and our 14.6 percent interest in Alliance Pipeline. These assets represented $7.4 million of revenues and $15.7 million of segment profit for the year ended December 31, 2002.

                          YEARS ENDED DECEMBER 31,
                       ------------------------------
                         2003       2002       2001
                       --------   --------   --------
                                 (MILLIONS)
Segment revenues ...   $1,368.3   $1,301.2   $1,243.1
Segment profit .....   $  555.5   $  535.8   $  463.8

2003 vs. 2002

      The $67.1 million, or five percent, increase in revenues is due primarily to $61 million higher demand revenues on the Transco system resulting from new expansion projects (MarketLink, Momentum and Sundance) and higher rates approved under Transco's rate proceedings that became effective in late 2002 and $27 million on the Northwest Pipeline system resulting from new projects (Gray's Harbor, Centralia, and Chehalis). Revenue also increased due to $10 million higher gathering revenue on Transco. Partially offsetting these increases was the absence in 2003 of $26 million of revenue from reductions in the rate refund liabilities and other adjustments associated with a rate case settlement on Transco in 2002 and $13 million lower storage demand revenues in 2003 due to lower storage rates in connection with Transco's rate proceedings that became effective in late 2002.

      Cost and operating expenses increased $21 million, or three percent, due primarily to $25 million higher depreciation expense due to additional property, plant and equipment placed into service and $12 million higher state sales and use, ad valorem and franchise taxes. These increases were partially offset by $15 million lower fuel expense on Transco, resulting primarily from pricing differentials on the volumes of gas used in operation. Costs and operating expenses are projected to be approximately $20 million higher in 2004 due primarily to non-capitalized maintenance projects.

      General and administrative costs decreased $32 million, or 20 percent, due primarily to the absence in 2003 of $23 million of early retirement pension costs recorded in 2002 and other employee-related benefits costs associated with reduced employee levels as well as the absence of a $5 million write-off in 2002 of capitalized software development costs resulting from cancellation of a project. General and administrative costs in 2004 are projected to be consistent with 2003 amounts.

      Other (income) expense -- net in 2003 includes a $25.6 million charge at Northwest Pipeline to write-off capitalized software development costs for a service delivery system. Subsequent to the implementation of the same system at Transco in the second quarter of 2003 and a determination of the unique and additional programming requirements that would be needed to complete the system at Northwest Pipeline, management determined that the system would not be implemented at Northwest Pipeline. Other (income) expense -- net in 2003 also includes $7.2 million of income at Transco due to a partial reduction of accrued liabilities for claims associated with certain producers as a result of recent settlements and court rulings. Other income (expense) -- net in 2002 includes a $17 million charge associated with a FERC penalty (see Note 16 of Notes to Consolidated Financial Statements) and a $3.7 million loss on the sale of the Cove Point facility.

                                    99.2-19

SUMMARIZED CHANGES IN GAS PIPELINE'S SEGMENT PROFIT:

      Segment profit, which includes equity earnings and income (loss) from investments (included in Investing income (loss)), increased $19.7 million, or four percent, due to the following favorable 2003 items:

            -     the $67.1 million increase in revenues,

            -     the $32 million decrease in general and administrative costs,

            - the absence of the $17 million FERC charge in 2002 discussed above; and

            - the absence of the $12.3 million write off of Gas Pipeline's investment in a cancelled pipeline project and a $10.4 million loss on the sale of Gas Pipeline's 14.6 percent ownership interest in Alliance Pipeline in 2002. Both items were included in income (loss) from investment, which is included in Investing income (loss).

      These increases to segment profit were partially offset by the following:

            - $73 million lower equity earnings (included in Investing income (loss)),

            - the $25.6 million charge at Northwest Pipeline to write-off capitalized software costs discussed previously,

            -     the $21 million higher operating costs, and

            - the absence of an $8.7 million gain in 2002 on the sale of our general partnership interest in Northern Border Partners, L.P.

      The $73 million decrease to equity earnings reflects $24 million lower equity earnings from Gulfstream, the absence of a $27.4 million benefit in 2002 related to the contractual construction completion fee received by an equity affiliate and the absence of $19 million of equity earnings following the October 2002 sale of Gas Pipeline's 14.6 percent ownership in Alliance Pipeline. The lower earnings for Gulfstream were primarily due to the absence in 2003 of interest capitalized on internally generated funds as allowed by the FERC during construction. The Gulfstream pipeline was placed into service during second-quarter 2002.

2002 vs. 2001

      The $58.1 million, or five percent, increase in revenues is due primarily to $67 million higher demand revenues on the Transco system resulting from new expansion projects and new settlement rates effective September 1, 2001 and $10 million impact of reductions in the rate refund liabilities associated with rate case settlements on the Transco system. Revenue also increased due to $8 million higher transportation revenue on the Northwest Pipeline system, $9 million from environmental mitigation credit sales and services and $4 million higher revenues associated with tracked costs, which are passed through to customers (offset in general and administrative expenses). Partially offsetting these increases were $23 million lower gas exchange imbalance settlements (offset in costs and operating expenses), $14 million lower storage revenues and $7 million lower revenues associated with the recovery of tracked costs which are passed through to customers (offset in costs and operating expenses). The decrease in storage revenues noted above is primarily due to $9 million lower rates on Cove Point's short term storage contracts (the Cove Point facility was sold in September 2002) and a $6 million decrease at Transco due primarily to lower storage demand.

      Costs and operating expenses decreased $32 million, or five percent, due primarily to $23 million lower gas exchange imbalance settlements (offset in revenues), $19 million lower operations and maintenance expense due primarily to lower professional and other contractual services and telecommunications expenses, $7 million lower other tracked costs which are passed through to customers (offset in revenues) and a $5 million franchise tax refund for Transco. These decreases were partially offset by the $15 million effect in 2001 of a regulatory reserve reversal resulting from the FERC's approval for recovery of fuel costs incurred in prior periods by Transco, as well as $13 million higher depreciation expense. The $13 million higher depreciation expense reflects a $15 million increase due to increased property, plant and equipment placed into service (including depletion of property held for the environmental mitigation credit sales), partially offset by a $2 million adjustment related to the 2002 rate case settlements resulting in lower depreciation rates applied retroactively.

                                    99.2-20

      General and administrative costs increased $17 million, or 12 percent, due primarily to $10 million higher employee-related benefits expense, including:

            - $8 million related to higher pension and retiree medical expense due to decreases in assumed return on plan assets, and

            - approximately $3 million related to expense recognized as a result of accelerated company contributions to an employee stock ownership plan.

      Also contributing to the increase is $11 million in costs associated with an early retirement program, a $5 million write-off in 2002 of capitalized software development costs resulting from cancellation of a project, and $4 million higher tracked costs (offset in revenues). These increases were partially offset by $12 million lower charitable contributions in 2002.

      Other income (expense) -- net in 2002 includes a $17 million charge associated with a FERC penalty (see Note 16 of Notes to Consolidated Financial Statements) and a $3.7 million loss on the sale of the Cove Point facility. Other (income) expense -- net in 2001 includes an $18 million charge resulting from the unfavorable court decision and resulting settlement in one of Transco's royalty claims proceedings (an additional $19 million is included in interest expense).

SUMMARIZED CHANGES IN GAS PIPELINE'S SEGMENT PROFIT

      Segment profit, which includes equity earnings and income (loss) from investments (both included in Investing income (loss)), increased $72 million, or 16 percent, due primarily to the following:

            -     $67 million higher demand revenues discussed above,

            - $42.1 million higher equity earnings (included in Investing income (loss)),

            - $32 million lower costs and operating expenses discussed above,

            - the effect of the $18 million 2001 charge discussed previously in Other (income) expense -- net,

            - the $10 million effect of rate refund liability reductions related to the finalization of rate cases during third-quarter 2002, and

            - an $8.7 million gain in 2002 on the sale of our general partnership interest in Northern Border Partners, L.P.

      These increases were partially offset by the following items:

            - the effect of a $27.5 million gain in 2001 from the sale of our limited partnership interest in Northern Border Partners, L.P.,

            - the $17 million increase in general and administrative costs discussed above,

            - the $17 million FERC penalty and the $3.7 million loss on the sale of the Cove Point facility discussed above in Other income (expense),

            - a $12.3 million write-down in 2002 of Gas Pipeline's investment in a cancelled pipeline project, and

            - a loss of $10.4 million on the sale of Gas Pipeline's 14.6 percent ownership interest in Alliance Pipeline.

      The $42.1 million increase in equity earnings includes a $27.4 million benefit in 2002 related to the contractual construction completion fee received by an equity affiliate. This equity affiliate served as the general contractor on the Gulfstream pipeline project for Gulfstream Natural Gas System (Gulfstream), an interstate natural gas pipeline subject to FERC regulation and an equity affiliate. The fee, paid by Gulfstream and associated with the completion during the second quarter of 2002 of the construction of Gulfstream's pipeline, was capitalized by Gulfstream as property, plant and equipment and is included in Gulfstream's rate base to be recovered in future revenues. Additionally, the increase in equity earnings reflects an $18 million increase from Gulfstream, $12 million of which is related to interest capitalized on the Gulfstream pipeline project in accordance with FERC regulations.

                                    99.2-21

EXPLORATION & PRODUCTION

OVERVIEW OF 2003

      Our focus within Exploration & Production is to develop, produce and explore for natural gas reserves in the Rocky Mountain and Mid-continent regions. We are currently one of the top producers in the Rocky Mountain region. Our specialty is extracting natural gas from non-conventional tight sands and coalbed methane formations. Almost all of our natural gas production is sold to Williams' Power segment.

      We maintain a leadership presence in the following strategic natural gas basins:

            -     Piceance Basin in western Colorado;

            -     Powder River Basin in northeastern Wyoming;

            - San Juan Basin, which stretches from northwestern New Mexico into Colorado; and

            -     Arkoma Basin in southeastern Oklahoma.

      These basins are core to our future success with a large portion of our proved reserves being undeveloped. Thus, we plan to maintain a significant drilling program over the next several years. In addition, we manage other oil and gas interests, including an international oil and gas company, APCO Argentina, Inc., in which we own an approximate 69 percent interest.

      During the first half of 2003, our strategy focused on selling assets and reducing our development drilling activity in order to raise or preserve cash to strengthen our balance sheet. In the second half of the year, after we had successfully paid down or refinanced certain debt, we resumed development drilling to levels similar to those achieved in 2002. The major accomplishments for the Exploration & Production segment during 2003 included the following:

            - Completed the targeted asset sales of properties located primarily in Kansas, Colorado, Utah and New Mexico. We received net proceeds of approximately $465 million resulting in net pre-tax gains of approximately $134.8 million, including $39.7 million of pre-tax gains reported in discontinued operations related to the interests in the Raton and Hugoton basins.

            - Achieved a reserves replacement rate of over 250 percent for our core retained basins. Overall, our reserves replacement rate was approximately 30 percent.

            - Increased our development drilling program in the latter part of the year, returning to activity levels reached prior to 2003. Capital expenditures for 2003 were approximately $200 million.

            - Decreased our selling, general and administrative costs by $7 million.

OUTLOOK FOR 2004

      Our expectations for the Exploration & Production segment in 2004 include:

            - A continuing development drilling program in our key basins with an increase in activity in the Piceance Basin.

            - Increasing our current production level of 447 Mmcfe per day by 10 to 15 percent by the end of 2004. Approximately 80 percent of our forecasted 2004 production is hedged at prices that average $3.63 per Mcfe at a basin level. Approximately 48 percent of our estimated 2005 production is hedged at prices that average above $4.00 per Mcfe at the basin level.

      Risks that may prevent us from fully accomplishing our objectives include drilling rig availability, obtaining permits as planned for drilling and any potential capital constraints.

                                    99.2-22

YEAR-OVER-YEAR OPERATING RESULTS

      The following discussions of the year-over-year results primarily relate to our continuing operations. However, the results do include those operations that were sold during 2003 or 2002 that did not qualify for discontinued operations reporting. The operations in the Hugoton and Raton basins qualified for discontinued operations.

                        YEARS ENDED DECEMBER 31,
                        ------------------------
                        2003     2002     2001
                        -----   ------   -------
                             (MILLIONS)
Segment revenues ...   $779.7   $860.4   $603.9
Segment profit .....   $401.4   $508.6   $231.8

2003 vs. 2002

      The $80.7 million, or nine percent decrease in revenues is due primarily to $66 million lower production revenues due to lower production levels as the result of property sales and reduced drilling activities and $21 million lower other revenues primarily due to the absence in 2003 of deferred income relating to transactions in prior years that transferred certain economic benefits to a third party.

      The decrease in domestic production revenues reflects $68 million associated with an eleven percent decrease in net domestic production volumes, partially offset by $2 million higher revenues from increased net realized average prices for production. Net realized average prices include the effect of hedge positions. The decrease in production volumes primarily results from the sales of properties in 2002 and 2003 and the impact of reduced drilling activity. Drilling activity was lower in the January through August period of 2003 due to our capital constraints. During the third quarter, drilling activities on our retained properties began to increase and by the fourth quarter of 2003 returned to the levels more consistent with 2002 drilling levels. This drilling level is expected to increase production volumes in the future.

      To minimize the risk and volatility associated with the ownership of producing gas properties, we enter into derivative forward sales contracts, which economically lock in a price for a portion of our future production. Approximately 86 percent of domestic production in 2003 was hedged. These hedging decisions are made considering our overall commodity risk exposure.

      Costs and expenses, including selling, general and administrative expenses, decreased $11 million, reflecting:

            - $17 million lower exploration expenses reflecting the current focus of the company on developing proved properties while reducing exploratory activities,

            - $10 million lower depreciation, depletion and amortization expense primarily as a result of lower production volumes,

            - $7 million lower selling general and administrative expense, and

            - $19 million higher operating taxes due primarily to higher market prices.

      Other (income) expense -- net in 2003 includes approximately $95.1 million in net gains on sales of natural gas properties during 2003, which were discussed previously. Other (income) expense -- net in 2002 includes approximately $141 million in net gains on sales of natural gas properties during 2002.

      The $107.2 million decrease in segment profit is partially due to $46 million lower net gains on sales of assets in 2003 as compared to 2002, as discussed above. Additionally, lower production revenues due primarily to lower production volumes also contributed to the decrease. Segment profit also includes $18.2 million and $11.8 million related to international activities for 2003 and 2002, respectively. This increase primarily reflects improved operating results of APCO Argentina.

2002 vs. 2001

      The $256.5 million, or 42 percent, increase in revenues is primarily due to:

            -     $246 million higher domestic production revenues,

            - $27 million in unrealized gains from mark-to-market financial instruments related to basis differentials on natural gas production, and

            -     $28 million lower domestic gas management revenues.

                                    99.2-23

      The $246 million increase in domestic production revenues includes $227 million associated with an increase in net domestic production volumes, resulting primarily from the acquisition in third-quarter 2001 of the former Barrett operations. The increase in our revenues also includes $19 million from increased net realized average prices for production (including the effect of hedge positions). Approximately 88 percent of domestic production in 2002 was hedged.

      Costs and operating expenses, including selling, general and administrative expenses, increased $112 million, due primarily to the addition of the former Barrett operations. Increased costs include depreciation, depletion and amortization, lease operating expenses and selling, general and administrative expenses. These increases were partially offset by decreased gas management purchase costs.

      Other (income) expense -- net in 2002 includes $120 million and $21 million in gains from the sales of substantially all of our interests in natural gas production properties in the Jonah field (Wyoming) and in the Anadarko Basin, respectively.

      Segment profit increased $276.8 million due primarily to the gains from asset sales mentioned in the preceding paragraph, increased production volumes, and higher net realized average prices. Segment profit also includes $11.8 million and $15.4 million related to international activities for 2002 and 2001, respectively.

                                    99.2-24

MIDSTREAM GAS & LIQUIDS

OVERVIEW OF 2003

      In 2003, we continued to execute our strategy to focus on targeted growth areas in the Four Corners, Rockies and Gulf Coast production areas. Pursuing our strategy, we placed into service significant pipeline infrastructure in the deepwater offshore area of the Gulf of Mexico and added a fourth cryogenic processing train and a billion cubic feet per day dehydration plant to our Opal gas processing facility. A third party funded and owns the fourth cryogenic train mentioned above. The deepwater project contributed to segment profit in 2003 while both Opal expansions will begin contributing in 2004. While strengthening our positions in these growth areas, we also continued to rationalize assets by completing sales of various non-core assets. The following is a list of assets sold during 2003:

            - Wholesale propane business, which represents the most significant portion of our NGL trading activities, and includes certain supply contracts and seven propane distribution terminals (fourth quarter).

            - Dry Trail gas processing plant located in Texas County, Oklahoma (fourth quarter).

            - West Stoddart gas processing facility and the fractionation, storage, and distribution system at our Redwater, Alberta plant in western Canada (third quarter).

            - Ownership interest in the following investments: 45 percent interest in Rio Grande Pipeline (second quarter); 20 percent interest in the West Texas Pipeline (third quarter); 37.5 percent interest in Wilprise Pipeline (fourth quarter); and
                  16.67 percent interest in Tri-States NGL Pipeline (fourth quarter).

OUTLOOK FOR 2004

      The following factors could impact our business in 2004 and beyond:

            - Continued growth in the deepwater areas of the Gulf of Mexico is expected to contribute to, and become a larger component of, our future segment revenues and segment profit. These additional fee- based revenues will lower our relative exposure to commodity price risks.

            - Gas processing margins may not be as favorable as those realized in 2002 and 2003. Although Wyoming natural gas prices are historically below natural gas prices in other domestic markets, the magnitude of this basis differential may be less in the near future.

            - Midstream realized additional product gains related to its gas gathering systems in 2003. We do not consider these gains to be recurring in nature.

            - In 2003, our Gulf Coast gas processing plants earned additional fee revenues derived from temporary processing agreements contracted in response to gas merchantability orders from pipeline operators requiring producers' gas to be processed to achieve pipeline quality standards. These contracts may terminate if processing economics in this region were to significantly improve.

            - We continue to evaluate and pursue the sale of various assets, including the assets of our wholly-owned subsidiary Gulf Liquids New River LLC (Gulf Liquids) and certain Canadian assets, both currently reported as discontinued operations. The completion of asset sales may have the effect of lowering revenues and/or segment profit in the periods following the sales. The sale of our wholesale propane business mentioned above will reduce revenues and expenses, but should not have a material effect on our segment profit. Additional fee-based revenues from our new deepwater assets are expected to mitigate segment profit decline resulting from certain asset sales.

                                    99.2-25

YEAR-OVER-YEAR OPERATING RESULTS

      In August 2002, we completed the sale of 98 percent of Mapletree LLC and 98 percent of E-Oaktree, LLC to Enterprise Products Partners L.P. Mapletree owned all of Mid-America Pipeline, a 7,226-mile natural gas liquids pipeline system. E-Oaktree owned 80 percent of the Seminole Pipeline, a 1,281-mile natural gas liquids pipeline system. The gains on the sale of these businesses and the related results of operations have been reported as discontinued operations.

      Pursuant to generally accepted accounting principles, we have classified the operations of Gulf Liquids, West Stoddart, Redwater and the Canadian straddle plants as discontinued operations. All prior periods reflect this reclassification.

                                                 YEARS ENDED DECEMBER 31,
                                           --------------------------------------
                                              2003          2002          2001
                                           -----------   -----------   ----------
                                                         (MILLIONS)
Segment revenues .......................   $  2,778.5    $  1,143.1    $  1,155.2
Segment profit (loss)
   Domestic Gathering & Processing .....   $    272.9    $    203.5             *
   Venezuela ...........................         74.9          75.4             *
   Canada ..............................        (37.1)       (100.7)            *
   Other ...............................         (1.0)         17.3             *
                                           ----------    ----------    ----------
       Total ...........................   $    309.7    $    195.5    $    169.0
                                           ==========    ==========    ==========

----------

* Beginning in the third quarter of 2003, our management discussion and analysis of operating results was reorganized into major asset groups to provide additional clarity. The discussion comparing 2002 and 2001 results was not completed using the same asset groupings.

2003 vs. 2002

      Revenues increased $1.6 billion primarily as a result of adopting EITF 02-3, which changed how we report natural gas liquids trading activities. The costs of such activities are no longer reported as reductions in revenues. EITF 02-3 does not require restatement of prior year amounts. In addition to this effect, our revenues increased $220 million primarily due to higher natural gas liquids (NGL) revenues at our gas processing plants as a result of moderate market price increases, partially offset by lower NGL production volumes. Additional fee revenues associated with newly constructed deepwater assets and higher olefins sales also contributed to the revenue increase.

      Costs and operating expenses also increased $1.8 billion primarily due to the adoption of EITF 02-3 as discussed in the previous paragraph. In addition to this effect, costs and expenses increased $360 million, of which $113 million is attributable to rising market prices for natural gas used to replace the heating value of NGLs extracted at our gas processing facilities. Feedstock purchases for the olefins facilities increased $109 million due to higher NGL and gas prices as well as higher purchase volumes.

      Segment profit increased $114.2 million primarily due to the absence of an impairment charge of $78.2 million in 2002 relating to the Redwater/Fort McMurray olefins assets. The remaining $36 million increase is largely attributable to higher deepwater and other Gulf Coast fee revenues partially offset by unfavorable results in our Canadian and Gulf olefins operations. Segment profit benefited from increased processing margins in both 2003 and 2002 due to rising NGL prices coupled with depressed natural gas prices in the Wyoming area. In contrast, Canadian and Gulf olefins production margins suffered as market prices for ethane and propane feedstocks increased more than those for the olefins produced at these facilities, which lowered operating results. In addition, gains on asset and investment sales, reduced selling, general and administrative expenses, and gathering system net gains are offset by lower partnership earnings and higher depreciation expense. A more detailed analysis of segment profit of our various operations is presented below:

      Domestic Gathering & Processing: The $69.4 million increase in domestic gathering and processing segment profit includes a $76.1 million increase in the Gulf Coast Region, partially offset by a $6.7 million decline in the West Region.

      The Gulf Coast Region's $76 million improvement is largely attributable to $42 million of incremental segment profit associated with new infrastructure in the deepwater area of the Gulf of Mexico. The Canyon Station production platform, Seahawk gas gathering pipeline, and Banjo oil transportation system were placed into service during the latter half of 2002 and each contributed to Midstream's segment profit. The remaining Gulf Coast gathering and processing assets provided approximately $34 million in additional net revenues, primarily from $12 million in higher processing margins and $23 million in higher fee-based revenues. A portion of this increase relates to the temporary processing agreements which allow producers' gas to be processed to achieve pipeline quality standards.

                                    99.2-26

        The West Region's $6.7 million segment profit decline reflects the absence of $7 million in operating profit associated with the Kansas Hugoton gathering system sold in August 2002. Although 2003 segment profit is comparable to 2002, the West Region's segment results were impacted by several offsetting factors discussed below:

          - Gas processing margins declined $10 million compared to margins experienced in 2002. Throughout 2002 and the first quarter of 2003, rising NGL prices and depressed Wyoming natural gas prices yielded very favorable processing margins. Wyoming natural gas prices rebounded at the end of the first quarter 2003 as the completion of the Kern River Pipeline system added transportation capacity relieving downward price pressure. Margins recovered somewhat in the fourth quarter as Wyoming gas prices lagged behind the increases in other energy commodities.

          - Gathering and processing fee revenues declined $11 million primarily due to fewer customers electing the fee-based billing option of processing contracts.

          - Non-reimbursed fuel expenses declined $8 million, largely attributed to favorable adjustments in the annual fuel reimbursement rates. This favorable variance is not likely to continue in 2004.

          - We realized $17 million in non-recurring net product gains related to our gas gathering system. These gains represent less than one-third of one percent of total gas gathered and are within industry standards. Historically our gathering system realizes net gains and losses, and therefore, we do not consider these gains to be recurring in nature.

          - Depreciation expense was $10 million higher in large part due to additional investments in the West.

      Venezuela: Segment profit for our Venezuelan assets remained virtually unchanged. Higher compression rates in 2003 and the 2002 currency exchange loss resulted in $11 million higher profits at the PIGAP gas compression facility. These higher profits were partially offset by an $8 million decrease in the El Furrial operating margins attributed to plant downtime caused by a fire that occurred in the first quarter of 2003. Also offsetting the increase in PIGAP operating profit is a $4 million decline resulting from the termination of the Jose Terminal operations contract in December 2002. Our Venezuelan assets were constructed and are currently operated for the exclusive benefit of Petroleos de Venezuela S.A. (PDVSA), the state owned Petroleum Corporation of Venezuela. The Venezuelan economic and political environment can be volatile, but has not significantly impacted the operations and cash flows of our facilities.

      Effective February 7, 2004, the Venezuelan government revalued the fixed exchange rate for their local currency from 1,600 Bolivars to the dollar to 1,920 Bolivars to the dollar. This effect of this currency devaluation will be recorded in the first quarter of 2004 but should not have a significant impact on our first quarter segment profit.

      Canada: The $63.6 million increase in segment profit for our Canadian assets is primarily due to the absence of an impairment charge of $78.2 million in 2002 relating to the Redwater/Fort McMurray olefins assets. The offsetting $14.6 million decline is primarily attributable to declining olefins production margins and higher operating expenses related to the Redwater/Fort McMurray olefins facility that became operational in April 2002.

      Other: The $18.3 million decline in segment profit for Midstream's other operations is attributed to lower domestic olefins margins and unfavorable partnership earnings, partially offset by the gain on sale of our wholesale propane operations.

          - Segment profit for our domestic Olefins group declined $14 million primarily as a result of reduced olefins fractionation margins as the price of ethane and propane feedstock increased more than the price of olefins products. Higher maintenance expenses also contributed to the decline in segment profit. Olefins production margins continue to be impacted by weak consumer demand for products produced by petrochemical facilities.

          - Our earnings from partially owned domestic assets accounted for using the equity method declined $18 million largely due to $13 million in prior period accounting adjustments recorded on the Discovery partnership, the 2003 sale of other investments that generated positive earnings in 2002 and $14 million of impairment charges associated with the Aux Sable partnership investment. These unfavorable results were partially offset by net gains totaling approximately $20 million from the sale of our interests in the West Texas, Rio Grande, Wilprise, and Tri-states liquids pipeline partnerships.

          - Segment profit for our Trading, Fractionation, and Storage group increased $14 million primarily due to a $16 million gain on the fourth-quarter 2003 sale of our wholesale propane business consisting of certain supply contracts and seven propane distribution terminals. Our NGL trading operations activities were substantially curtailed in 2003, resulting in $11 million lower selling, general, and administrative costs partially offset by $8 million in lower net trading revenues. In addition, NGL service fees declined $5 million due to the sale of several NGL terminals in 2002.

                                    99.2-27

2002 vs. 2001

      Our revenues decreased $12.1 million as a result of:

         - a $23.0 million increase in domestic gathering, processing, transportation and liquid product sales revenues,

         -     a $48.7 million increase in Venezuelan revenues,

         -     a $33.5 million increase in Canadian revenues, and

         - a $117 million decline in domestic petrochemical and trading revenues.

      The $23 million increase in domestic gathering, processing, transportation, storage, fractionation and liquid product sales revenues resulted from a $34 million increase in liquid sales and a $10 million increase in transportation revenues, partially offset by a $14 million decrease in gathering revenues primarily due to the third-quarter 2002 sale of the Kansas-Hugoton gathering system, a $2 million decrease in storage revenues and a $4 million decrease in fractionation revenues. The increase in liquid sales reflects a $67 million increase in gulf coast liquid sales resulting primarily from higher production at existing processing facilities, and the September 2001 completion of a new processing facility that processes natural gas gathered from deepwater projects off the coast of Texas.

      The increase in Gulf Coast liquid sales was partially offset by a $33 million decline in liquid sales in the west, primarily caused by a decline in average liquid sales prices. The $10 million increase in transportation revenues reflects the results of a new deepwater oil and gas transportation system which was completely operational by mid-year 2002.

      The $117 million decline in petrochemicals and trading revenues is due largely to a September 2001 change in the reporting of certain petrochemical and liquid product trading transactions from a gross revenue basis to a net revenue basis combined with lower natural gas liquid trading margins.

      The $48.7 million increase in Venezuelan revenues reflects a full year of results from a new gas compression facility that began operations in August 2001.

      The increase in Canadian revenues results from a $34 million increase in olefins sales due primarily to the Canadian olefins facility being placed into service in April 2002.

      Costs and operating expenses decreased $64 million, or 6 percent, primarily reflecting a decline in fuel and product shrink costs at our domestic processing facility of $21 million. This decrease reflects the impact of lower average natural gas prices in Wyoming, offset by higher volumes and prices in the Gulf Coast. The lower average gas prices in Wyoming during 2002 reflect a favorable differential between gas prices in Wyoming and the Gulf as a result of limited transportation capacity from Wyoming to other markets. This favorable basis differential had the effect of lower shrink costs and increasing liquid sales margins from Wyoming processing plants and is not expected to continue once take away transportation capacity within this region has been expanded. Costs and operating expenses also reflect a $92 million decline in petrochemical and trading costs resulting from the September 2001 change in reporting certain product trading classifications. These decreases are partially offset by $14 million higher transportation, fractionation, and marketing costs. Operations and maintenance expenses were relatively unchanged on a segment basis. A $32 million decline in costs in the west primarily, resulting from lower maintenance spending, was offset by a corresponding increase in the Gulf, Canada and Venezuela. The increase in these areas was largely associated with higher maintenance costs resulting from the new Venezuelan gas compression facility, Canadian olefins facility and new deepwater offshore operations.

      Selling, general and administrative costs were relatively unchanged on a segment basis.

      Other (income) expense-net within segment costs and expense for 2002 includes a $78 million impairment associated with the Canadian olefin extraction assets (see Note 4 of Notes to Consolidated Financial Statements) and a $6 million impairment associated with the sale of the Kansas Hugoton gathering system in the third quarter. Reflected in 2001 are $13.8 million of impairments associated with certain south Texas non-regulated gathering and processing assets (see Note 4 of Notes to Consolidated Financial Statements).

      Segment profit increased $26.5 million from 2001. This increase reflects a $96 million increase in domestic operations, a $20 million increase in Venezuelan operations and an $89 million decrease in Canadian operations.

                                    99.2-28

      Domestic segment profit reflects a $45 million increase in liquid sales margins resulting from the low fuel and shrink costs in the west reflecting the wide basis differential for natural gas prices in Wyoming. Domestic segment profit also increased $31 million due to income from equity investments primarily related to significant improvements in the operations of Discovery pipeline following new supply connections that resulted in higher transportation and liquid volumes. Domestic segment profit was also impacted by a $16 million increase in profits from an increase in deepwater operations.

      The decrease in segment profit from Canadian operations primarily relates to the $78.2 million impairment discussed above.

      Segment profit from Venezuelan operations reflects an increase resulting from a full year of results following the completion of a new gas compression facility in August 2001.

OTHER

OVERVIEW OF 2003

      During 2003, we began reporting the Petroleum Services segment within Other as a result of a significant portion of the Petroleum Services assets being reflected as discontinued operations. Other now includes corporate operations, certain international activities and the remaining continuing operations of Petroleum Services.

OUTLOOK FOR 2004

      During February 2004, we were a party to a recapitalization plan completed by Longhorn Partners Pipeline, L.P. (Longhorn). As a result of this plan, we sold a portion of our equity investment in Longhorn for $11.4 million, received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. These preferred equity interests are subordinate to the preferred interests held by the new investors. No gain or loss was recognized on this transaction.

YEAR-OVER-YEAR OPERATING RESULTS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                                 ----------------------------
                                                                                   2003      2002       2001
                                                                                 -------   -------    -------
                                                                                         (MILLIONS)
Segment revenues...........................................................      $  72.0   $ 124.1    $ 319.3
Segment profit (loss)......................................................      $ (50.5)  $  14.1    $  37.5

2003 vs. 2002

      Other segment loss for 2003 includes a $43.1 million impairment related to our investment in Longhorn. The impairment resulted from our assessment that indicated there had been an other than temporary decline in the fair value of this investment. Longhorn equity earnings increased $15.7 million during 2003 from a loss of $13.8 million in 2002. The 2002 segment profit includes a $58.5 million gain on the sale of our 27 percent ownership interest in the Lithuanian operations partially offset by a $12.6 million equity loss for those operations.

2002 vs. 2001

      The $195.2 million, or 61 percent, decrease in revenues is due primarily to $184 million lower convenience store revenues after the sale in May 2001 of 198 convenience stores.

      Other segment profit in 2002 includes a $58.5 million gain from the September 2002 sale of our 27 percent ownership interest in the Lithuanian refinery, pipeline and terminal complex and a $9.5 million decrease in equity losses from the Lithuanian operations for the period. We received proceeds of approximately $85 million from the sale of this investment. In addition, we sold our $75 million note receivable from the Lithuanian operations at face value. Equity losses related to Longhorn increased $13.9 million from 2001 to 2002. Included in 2001 segment profit is a $75.3 million gain on the sale of 198 convenience stores.

                                    99.2-29

ENERGY TRADING ACTIVITIES

      As of December 31, 2002, we carried energy and energy-related contracts on the Consolidated Balance Sheet at fair value. We held all of these energy and energy-related contracts for trading purposes. As of December 31, 2002, we reported net assets of approximately $1,632 million related to the fair value of energy risk management and trading contracts. Of this value, approximately $1,193 million pertained to non-derivative energy contracts, which were reflected at fair value under EITF Issue No. 98-10. On October 25, 2002 in Issue No. 02-3, the EITF rescinded Issue No. 98-10. With the adoption of EITF 02-3 on January 1, 2003, we reversed this non-derivative fair value through a cumulative adjustment from a change in accounting principle. These contracts are now accounted for under the accrual method. Effective January 1, 2003, only energy contracts meeting the definition of a derivative are reflected at fair value on the Consolidated Balance Sheet.

FAIR VALUE OF TRADING DERIVATIVES

      Consistent with our announcement to exit the merchant power and generation business, in 2003 we assessed which derivative contracts we held for trading purposes and which we held for non-trading purposes. We consider trading derivatives to be those held to provide price risk management services to third-party customers. The chart below reflects the fair value of derivatives held for trading purposes as of December 31, 2003. We have presented the fair value of assets and liabilities by period in which they are expected to be realized.

   TO BE                          TO BE                         TO BE                          TO BE
REALIZED IN                    REALIZED IN                   REALIZED IN                    REALIZED IN
1-12 MONTHS                   13-36 MONTHS                  37-60 MONTHS                   61-120 MONTHS        TOTAL FAIR
 (YEAR 1)                      (YEARS 2-3)                   (YEARS 4-5)                   (YEARS 6-10)            VALUE
-----------                   ------------                  ------------                   -------------        ----------
                                                             (MILLIONS)
  $ (3)                          $  25                         $  22                           $ (5)               $  39

      As the table above illustrates, we are not materially engaged in trading activities. However, we hold a substantial portfolio of non-trading derivative contracts. Non-trading derivative contracts are those that hedge or could possibly hedge Power's long-term structured contract positions and the activities of our other segments on an economic basis. Certain of these economic hedges have not been designated as or do not qualify as SFAS No. 133 hedges. As such, changes in the fair value of these derivative contracts are reflected in earnings. We also hold certain derivative contracts, which do qualify as SFAS No. 133 cash flow hedges, which primarily hedge Exploration & Production's forecasted natural gas sales. As of December 31, 2003, the fair value of these non-trading derivative contracts was a net asset of $435 million.

METHODS OF ESTIMATING FAIR VALUE

      Most of the derivatives we hold settle in active periods and markets in which quoted market prices are available. Quoted market prices in active markets are readily available for valuing forward contracts, futures contracts, swap agreements and purchase and sales transactions in the commodity and capital markets in which we transact. While an active market may not exist for the entire period, quoted prices can generally be obtained for the following:

            -     natural gas through 2013,

            -     power through 2007,

            -     crude and refined products through 2005,

            -     natural gas liquids through 2004, and

            -     interest rates through 2033.

      These prices reflect the economic and regulatory conditions that currently exist in the marketplace and are subject to change in the near term due to changes in market conditions. The availability of quoted market prices in active markets varies between periods and commodities based upon changes in market conditions. The ability to obtain quoted market prices also varies greatly from region to region. The time periods noted above are an estimation of aggregate liquidity. We use prices of current transactions to further validate price estimates. However, the decline in overall market liquidity since 2002 has limited our ability to validate prices.

      We estimate energy commodity prices in illiquid periods by incorporating information about commodity prices in actively quoted markets, quoted prices in less active markets, and other market fundamental analysis.

                                    99.2-30

      Due to the adoption of EITF 02-3, modeling and other valuation techniques are not used significantly in determining the fair value of our derivatives. Such techniques were primarily used in previous years for valuing non-derivative contracts, which are no longer reported at fair value, such as transportation, storage, full requirements, load serving, transmission and power tolling contracts (see Note 1 of Notes to Consolidated Financial Statements).

COUNTERPARTY CREDIT CONSIDERATIONS

      We include an assessment of the risk of counterparty non-performance in our estimate of fair value for all contracts. Such assessment considers 1) the credit rating of each counterparty as represented by public rating agencies such as Standard & Poor's and Moody's Investors Service, 2) the inherent default probabilities within these ratings, 3) the regulatory environment that the contract is subject to and 4) the terms of each individual contract.

      Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We continually assess this risk. We have credit protection within various agreements to call on additional collateral support if necessary. At December 31, 2003, we held collateral support of $342 million.

      We also enter into netting agreements to mitigate counterparty performance and credit risk. In 2002 and 2003, we closed out various trading positions. During 2003, we did not incur any significant losses due to recent counterparty bankruptcy filings.

      The gross credit exposure from our derivative contracts as of December 31, 2003 is summarized below.

                                                                                       INVESTMENT
                            COUNTERPARTY TYPE                                           GRADE(a)       TOTAL
-----------------------------------------------------------------------------------    ----------    --------
                                                                                             (MILLIONS)
Gas and electric utilities.........................................................     $   988.2    $1,045.9
Energy marketers and traders.......................................................       1,317.2     3,118.5
Financial Institutions.............................................................         918.5       918.5
Other..............................................................................         609.8       619.3
                                                                                        ---------    --------
                                                                                        $ 3,833.7     5,702.2
                                                                                        =========
Credit reserves....................................................................                     (39.8)
                                                                                                     --------
Gross credit exposure from derivatives(b)..........................................                  $5,662.4
                                                                                                     ========

      We assess our credit exposure on a net basis. The net credit exposure from our derivatives as of December 31, 2003 is summarized below.

                                                                                       INVESTMENT
                            COUNTERPARTY TYPE                                           GRADE(a)       TOTAL
-----------------------------------------------------------------------------------    ----------    --------
                                                                                             (MILLIONS)
Gas and electric utilities......................................................        $   606.1    $  629.4
Energy marketers and traders....................................................             52.1       376.3
Financial Institutions..........................................................            160.4       160.4
Other...........................................................................               --          .2
                                                                                        ---------    --------
                                                                                        $   818.6     1,166.3
                                                                                        =========
Credit reserves.................................................................                        (39.8)
                                                                                                     --------
Net credit exposure from derivatives(b).........................................                     $1,126.5
                                                                                                     ========

(a) We determine investment grade primarily using publicly available credit ratings. We included counterparties with a minimum Standard & Poor's rating of BBB -- or Moody's Investors Service rating of Baa3 in investment grade. We also classify counterparties that have provided sufficient collateral, such as cash, standby letters of credit, adequate parent company guarantees, and property interests, as investment grade.

(b) One counterparty within the California power market represents more than ten percent of the derivative assets and is included in investment grade. Standard & Poor's and Moody's Investors Service do not currently rate this counterparty. We included this counterparty in the investment grade column based upon contractual credit requirements in the event of assignment or substitution of a new obligation for the existing one.

                                    99.2-31

FINANCIAL CONDITION AND LIQUIDITY

LIQUIDITY

Overview of 2003

      Entering 2003, we faced significant liquidity challenges with sizeable maturing debt obligations and limited financial flexibility due in part to covenants arising from 2002 short-term financings. Our plan to address these issues, announced in February 2003, required immediate execution of significant levels of asset sales to meet maturing obligations in excess of $1 billion by mid-year.

      Through June 30, we were successful in generating approximately $2.4 billion of net proceeds from the sale of assets. With sufficient liquidity in hand, we prepaid the RMT Note totaling $1.15 billion. During the same period, we enhanced overall liquidity through the following actions:

            - obtained a new $800 million revolving and letter of credit facility that is collateralized by cash and/or government securities, but allows operation with minimal covenants, none of which contain financial ratios;

            - issued $800 million of 8.625 percent senior unsecured notes due 2010, which provided added liquidity in advance of remaining asset sales and flexibility to use funds to retire the $1.4 billion senior unsecured 9.25 percent notes maturing in March 2004;

            - redeemed the $275 million 9.875 percent cumulative-convertible preferred shares through the issuance of $300 million of 5.5 percent junior subordinated convertible debentures;

            - through our RMT subsidiary, obtained a new $500 million term loan at market rates and collateralized by RMT assets, the proceeds of which were used together with other funds to repay the RMT Note; and

            - through our Northwest Pipeline subsidiary, issued $175 million of 8.125 percent senior unsecured notes due 2010, which enabled Northwest Pipeline to fund capital expenditures without borrowing cash from our parent company.

      During the fourth quarter of 2003, we continued the execution of our plan to reduce debt with available funds by tendering for and retiring debt of nearly $1 billion. Of this total, $721 million was comprised of the 9.25 percent notes due March 2004, leaving $679 million outstanding.

      During 2003, we generated net cash proceeds from asset sales of approximately $3.0 billion. We expect to realize approximately $800 million from additional asset sales in 2004. The remaining expected asset sales include our Alaska refinery and related operations, which are currently under contract for sale, and certain Midstream assets. Our 2003 cash flow from operations of $770 million funded a large portion of our capital spending requirements for the year. At December 31, 2003, we have available unrestricted cash on hand of approximately $2.3 billion.

Sources of liquidity

      Our liquidity is derived from both internal and external sources. Certain of those sources are available to us (at the parent level) and others are available to certain of our subsidiaries.

      At December 31, 2003, we have the following sources of liquidity:

            - Cash-equivalent investments at the corporate level of $2.2 billion as compared to $1.3 billion at December 31, 2002.

            - Cash and cash-equivalent investments of various international and domestic entities of $91 million, as compared to $352 million at December 31, 2002.

      At December 31, 2003, we have capacity of $447 million available under our current revolving and letter of credit facility. In June 2003, we entered into this revolving and letter of credit facility which is used primarily for issuing letters of credit and must be collateralized at 105 percent of the level utilized (see Note 11 of Notes to Consolidated Financial Statements). As discussed below in the Outlook for 2004 section, we intend to replace this facility in 2004 with facilities that do not require cash collateralization. In contrast, at December 31, 2002 we had a combined $466 million available under the previous revolver and letter of credit facilities.

                                    99.2-32

      In addition to these sources of liquidity described above, we have an effective shelf registration statement with the Securities and Exchange Commission that authorizes us to issue an additional $2.2 billion of a variety of debt and equity securities. However, the ability to utilize this shelf registration for debt securities is restricted by certain covenants associated with our $800 million 8.625 percent senior unsecured notes (see Note 11 of Notes to Consolidated Financial Statements).

      In addition, our wholly owned subsidiaries Northwest Pipeline and Transco have outstanding registration statements filed with the Securities and Exchange Commission. As of December 31, 2003, approximately $350 million of shelf availability remains under these registration statements. However, the ability to utilize these registration statements is restricted by certain covenants associated with our $800 million 8.625 percent senior unsecured notes. Interest rates, market conditions, and industry conditions will affect amounts raised, if any, in the capital markets. On March 4, 2003, Northwest Pipeline completed an offering of $175 million of 8.125 percent senior notes due 2010. These notes contain covenants similar to those of the $800 million 8.625 percent senior unsecured notes discussed above. The $350 million of shelf availability mentioned above was not utilized for this offering.

      During 2003, we supplied liquidity needs with:

            - Cash generated from the sale of assets -- In 2003, we generated approximately $3.0 billion in net proceeds from asset sales and expect to realize approximately $800 million from additional asset sales in 2004.

            - Cash generated from operations -- In 2003, we generated $607.9 million in cash flow from continuing operations and expect to generate $1.0 to $1.3 billion in 2004.

      We estimate approximately $700 million to $800 million for 2004 capital and investment expenditures. We expect to fund capital and investment expenditures, debt payments and working-capital requirements through (1) cash and cash equivalent investments on hand, (2) cash generated from operations, and
(3) cash generated from the sale of assets.

Outlook for 2004

      In 2004, we expect to make significant additional progress towards debt reduction while maintaining appropriate levels of cash and other forms of liquidity. To manage our operations and meet unforeseen or extraordinary calls on cash, we expect to maintain cash and/or liquidity levels of at least $1 billion. While access to the capital markets continues to improve, one of our indentures has a covenant that restricts our ability to issue new debt, with minimal exceptions, until a certain fixed charge coverage ratio is achieved. We expect to satisfy this requirement by the end of 2005. The covenant does not prohibit us from replacing our existing revolving and letter of credit facility with new facilities. Several of our indentures contain covenants restricting our ability to grant liens securing debt, but such covenants all contain significant exceptions allowing us to incur secured debt without granting similar liens to the holders of notes under those indentures. In determining the appropriate level of liquidity, we have considered the potential impact of significant swings in commodity prices, contract margin requirements, unplanned calls on capital spending and the need for a reserve for near term scheduled debt payments.

      During 2004, we expect to reduce long term debt, including scheduled maturities of approximately $936 million, based on the following assumptions:

            - generation of approximately $800 million from additional asset sales,

            - generation of cash flow from operations by our businesses in excess of capital spending levels,

            - replacement of our revolving and letter of credit facility with facilities that do not require cash collateralization, and

            - utilization of available cash on hand in excess of minimum liquidity levels.

Successful execution of this plan does not require us to incur new debt.

                                    99.2-33

      Potential risks associated with achieving this objective include:

            -     Lower than expected levels of cash flow from operations.

                        To mitigate this exposure, Exploration & Production has hedged the price of natural gas for approximately 80 percent of its expected 2004 production. Power estimates that it has hedged revenues, of varying degrees of certainty, covering approximately 98 percent of its fixed demand obligations through 2010.

            -     Delays in asset sales or lower than expected proceeds.

                        Approximately one-third of the remaining asset sales are currently under contract and expected to close during the first quarter. If these sales do not close, we will not be precluded from meeting our operating commitments.

            - Sensitivity of margin requirements associated with our marginable commodity contracts.

                        As of February 2004, we estimate our exposure to additional margin requirements over the next 360 days to be as much as $350 million.

            - Exposure associated with our efforts to resolve regulatory and litigation issues arising from the Power business and the ongoing defense of certain shareholder litigation (see Note 16 of Notes to Consolidated Financial Statements).

            - Ability to replace our revolver and letter of credit facility on satisfactory terms.

      Based on our available cash on hand and expected cash flows from operations, we believe we have, or have access to, the financial resources and liquidity necessary to meet future cash requirements and maintain a sufficient level of liquidity to reasonably protect against unforeseen circumstances requiring the use of funds.

Credit ratings

      During 2002, our credit ratings were downgraded to below investment grade and remained below investment grade throughout 2003. As a result, Power's participation in energy risk management and trading activities requires alternate credit support under certain agreements. In addition, we are required to fund margin requirements pursuant to industry standard derivative agreements with cash, letters of credit or other negotiable instruments. Currently, we are effectively required to post margins of 100 percent or more on forward contracts in a loss position. Future liquidity requirements relating to these instruments will be based on changes in their value resulting from changes in factors such as price and volatility.

      As part of the plan announced in February of 2003, we established a goal of returning to investment grade status. While reduction of debt is viewed as a key contributor towards this goal, certain of the key credit rating agencies have imputed the financial commitments associated with our long-term tolling agreements within the Power business as debt. If we are unable to achieve our goal of exiting the Power business and/or the elimination of these commitments, receiving an investment grade rating may be further delayed.

Off-balance sheet financing arrangements and guarantees of debt or other commitments to third parties

      At December 31, 2001, we had operating lease agreements with special purpose entities (SPE's) relating to certain of our travel center stores (included in discontinued operations), offshore oil and gas pipelines and an onshore gas processing plant. As a result of changes to the leases in conjunction with the secured financing facilities completed in July 2002, they no longer qualified for operating lease treatment. The operating leases for the offshore oil and gas pipelines and onshore gas processing plant were recorded as capital leases within long-term debt at that time and were repaid in May 2003. The travel center lease was reported in liabilities of discontinued operations and was repaid in March 2003 pursuant to the travel centers sale.

      We had agreements to sell, on an ongoing basis, certain of our accounts receivable to qualified special-purpose entities. On July 25, 2002, these agreements expired and were not renewed.

      In May 2002, we provided a guarantee of approximately $127 million towards project financing of energy assets owned and operated by Discovery Producer Services LLC (Discovery) in which we own a 50 percent interest. This obligation was not consolidated in our balance sheet as we account for our interest under the equity method of accounting. The guarantee was scheduled to expire at the end of 2003. However, in December 2003, we made an additional $127 million investment in Discovery which was

                                    99.2-34
used to fully repay maturing debt satisfying the guarantee obligation. All owners contributed amounts equal to their ownership percentage. (See the Investing Activities section for discussion of additional investment).

      We have provided guarantees in the event of nonpayment by WilTel on certain of its lease performance obligations that extend through 2042 and have a maximum potential exposure of approximately $51 million and $53 million at December 31, 2003 and 2002, respectively. Our exposure declines systematically throughout the remaining lease terms. The recorded carrying value of these guarantees was $46 million and $48 million at December 31, 2003 and 2002 respectively.

      In addition to these guarantees, we have issued guarantees and other similar arrangements with off-balance sheet risk as discussed under Guarantees in Note 15 of Notes to Consolidated Financial Statements.

OPERATING ACTIVITIES

      The increase in cash flow from operations from 2002 levels is primarily due to the following:

            - improvement in Income (loss) from continuing operations by $625.3 million,

            - the absence of $753.9 million in payment of guarantees and payment obligations related to WilTel,

            - the reduction of margin funding requirements of $885.6 million, and

            - the increase in cash flow due to changes in accounts and notes receivable of $425 million.

      The increase in Income (loss) from continuing operations is reflective of the overall improvement in the performance of our operating units. However, the noted improvement in Income (loss) from continuing operations had a lesser impact on cash flow from operations because Income (loss) from continuing operations in 2002 included higher non-cash expenses of $167.2 million for losses on property and other assets and the $268.7 million provision for uncollectible accounts from WilTel. The improvement in margin funding requirements is a result of our decreased activity in the Power business. We expect a continued decrease in margin funding requirements in 2004 as we continue to manage our current positions to reduce risk and exit other positions, which reduces our overall activity. The increase in operating cash flow related to decreased accounts receivable is a reflection of the continued decrease in activity in the Power business in 2003. Cash flow from operations for 2004 is expected to be sufficient to fund the projected 2004 capital expenditures of $700 million to $800 million.

      In March 2002, WilTel exercised its option to purchase certain network assets under the ADP transaction for which we had previously provided a guarantee. On March 29, 2002, as guarantor under the agreement, we paid $753.9 million related to WilTel's purchase of these network assets. In 2002, we recorded in continuing operations additional pre-tax charges of $268.7 million related to the settlement of these receivables and claims. In 2001, we had recorded a $188 million charge related to estimated recovery of amounts from WilTel (see Note 2 of Notes to Consolidated Financial Statements).

      The increase in net income and other increases in cash flows from operations were offset by:

            - a $929.5 million decrease in derivative and energy risk management and trading net assets and liabilities; and

            - a $265.0 million payment on deferred set-up fee and fixed rate interest on the RMT note payable.

      The decrease in funds associated with derivative and energy risk management and trading assets and liabilities during 2003 is a result of the decline in the activity of the Power business. As we continue to reduce our activity in the Power business, the cash requirements tied to working capital and margin deposits will continue to decrease.

      During 2003, we recorded approximately $231.9 million in provisions for losses on property and other assets and a net gain on disposition of assets of $142.8 million (see Notes 3 and 4 of Notes to Consolidated Financial Statements).

      The accrual for fixed rate interest included in the RMT Note on the Consolidated Statement of Cash Flows represents the quarterly non-cash reclassification of the deferred fixed rate interest from an accrued liability to the RMT Note. The amortization of deferred set-up fee and fixed rate interest on the RMT Note relates to amounts recognized in the income statement as interest expense, which were not payable until maturity. The RMT Note was repaid in May 2003 (see Note 11 of Notes to Consolidated Financial Statements).

                                    99.2-35

FINANCING ACTIVITIES

      During 2003, we made significant progress in executing our business plan. We retired $3.2 billion in debt, redeemed $275 million in preferred stock, and issued $2 billion in debt at more favorable market rates. In 2004, we plan to further reduce debt with funding from (1) available cash on hand, (2) cash from asset sales, (3) operating cash flow after capital expenditures, and (4) the release of cash currently used as collateral. As discussed in the Outlook section, we plan to replace our existing revolver and letter of credit facility with new credit facilities that do not require cash collateralization.

      Significant borrowings and repayments during 2003 included the following:

            - On March 4, our Northwest Pipeline subsidiary completed an offering of $175 million of 8.125 percent senior notes due 2010. Proceeds from the issuance were used for general corporate purposes, including the funding of capital expenditures.

            - On May 28, we issued $300 million of 5.5 percent junior subordinated convertible debentures due 2033. The proceeds were used to redeem all of the outstanding 9.875 percent cumulative-convertible preferred shares (see Note 13 of Notes to Consolidated Financial Statements).

            - In May, we repaid the RMT note payable of Williams Production RMT Company totaling $1.15 billion, which included certain contractual fees and deferred interest.

            - On May 30, a subsidiary in our Exploration & Production segment entered into a $500 million secured note due May 30, 2007, at a floating interest rate of LIBOR plus 3.75 percent. This loan refinances a portion of the RMT Note discussed above. On February 25, 2004 we completed an amendment that provided more favorable terms including a lower interest rate and an extension of the maturity by one year (see Note 11 of Notes to Consolidated Financial Statements).

            - On June 6, we entered into a two-year $800 million revolving and letter of credit facility, primarily for the purpose of issuing letters of credit. Along with our subsidiaries Northwest Pipeline and Transco, we have access to all unborrowed amounts under the facility. The facility must be secured by cash and/or acceptable government securities with a market value of at least 105 percent of the then outstanding aggregate amount available for drawing under all letters of credit, plus the aggregate amount of all loans then outstanding.

            - On June 10, we issued $800 million of 8.625 percent senior unsecured notes due 2010. The notes were issued under our $3 billion shelf registration statement. See Note 11 of Notes to Consolidated Financial Statements for a description of the terms and covenants related to this issuance. The proceeds were used to improve corporate liquidity, general corporate purposes, and payment of maturing debt obligations.

            - On June 10, we also redeemed all the outstanding 9.875 percent cumulative-convertible preferred shares for approximately $289 million, plus $5.3 million for accrued dividends.

            - On October 8, we announced a cash tender offer for any and all of our $1.4 billion senior unsecured 9.25 percent notes due in March 2004, as well as cash tender offers and consent solicitations for approximately $241 million of additional notes and debentures. At the expiration of the offers, we received tenders of debt securities with an aggregate principal amount of approximately $951 million. In conjunction with the tendered notes and related consents, we paid premiums of approximately $58 million. The premiums, as well as related fees and expenses, together totaling $66.8 million, were recorded in fourth-quarter 2003 as a pre-tax charge to earnings.

            - In October, our PIGAP high-pressure gas compression project in Venezuela obtained $230 million in non-recourse financing. We own a 70 percent interest in the project and, therefore, the debt is reflected on our Consolidated Balance Sheet ($22 million in current portion of long-term debt, $208 million in long-term debt). Proceeds from the loan were used to repay us for notes due and the other owner for a portion of the initial funding of construction-related costs. Upon the execution of the loan, the project made additional cash distributions to the owners based on their respective ownership interests. We received approximately $183 million in cash proceeds, net of amounts paid relating to an up front premium, the purchase of an interest rate lock and cash used to fund a debt service reserve.

      For a discussion of other borrowings and repayments in 2003, see Note 11 of Notes to Consolidated Financial Statements.

                                    99.2-36

      In 2002, notes payable payments were $1.1 billion net of notes payable proceeds while long-term debt proceeds was $945.3 million net of long term debt payments. Significant borrowings and repayments in 2002 included the following:

            - On January 14, we completed the sale of 44 million publicly traded units, commonly known as FELINE PACS, that include a senior debt security and an equity purchase contract, for net proceeds of approximately $1.1 billion (see Note 13 of Notes to Consolidated Financial Statements).

            - On March 19, we issued $850 million of 30-year notes with an interest rate of 8.75 percent and $650 million of 10-year notes with an interest rate of 8.125 percent. The proceeds were used to repay approximately $1.4 billion outstanding commercial paper, provide working capital and for general corporate purposes.

            - In May, Power entered into an agreement which transferred the rights to certain receivables, along with risks associated with that collection, in exchange for cash. Due to the structure of the agreement, Power accounted for this transaction as debt collateralized by the claims. The $79 million of debt at December 31, 2003 and 2002 is classified as current on the Consolidated Balance Sheet. The debt is classified as current because if at any time the value of the underlying receivables decreases or becomes questionable, the liability will be required to be paid.

            - RMT entered into a $900 million credit agreement dated as of July 31, 2002. As discussed previously, this amount was repaid in May 2003.

      Dividends paid on common stock are currently $.01 per common share on a quarterly basis and totaled $20.8 million for the year ended December 31, 2003. One of the covenants under the indenture for the $800 million senior unsecured notes due 2010 currently limits our quarterly common stock dividends to not more than $.02 per common share. This restriction will be removed in the future if certain requirements in the covenants are met (see Note 11 of Notes to Consolidated Financial Statements). In 2003, we also paid $32.6 million in accrued dividends on the 9.875 percent cumulative-convertible preferred shares that were redeemed in June 2003. The $32.6 million of deferred dividends paid includes the 2003 payment of $6.8 million in dividends accrued at December 31, 2002. The $29.5 million of preferred stock dividends reported on the Consolidated Statement of Operations also includes $3.7 million of issuance costs.

      In December 2001, we received net proceeds of $95.3 million from the sale of a non-controlling preferred interest in Piceance Production Holdings LLC (Piceance) to an outside investor. During 2000, we received net proceeds totaling $546.8 million from the sale of a preferred return interest in Snow Goose Associates, L.L.C. (Snow Goose) to an outside investor (see Note 12 of Notes to Consolidated Financial Statements). During 2002, changes to these limited liability company member interests and interests in Castle Associates L.P. (Castle) required classification of these outside investor interests as debt. The changes to the Snow Goose structure also included the repayment of the investor's preferred interest in installments. During 2002, approximately $558 million was repaid related to these interests and is included in the payments of long-term debt. During 2003, the remaining balances associated with the above interests were paid. Approximately $323 million of payments were made and are included in payments of long-term debt for 2003 (see Note 12 of Notes to Consolidated Financial Statements.)

      In third-quarter 2002, the downgrade of our senior unsecured rating below BB by Standard & Poor's, and Ba1 by Moody's Investors Service, resulted in the early retirement of an outside investor's preferred ownership interest for $135 million (see Note 12 of Notes to Consolidated Financial Statements).

      In December 1999, we formed Williams Capital Trust I, which issued $175 million in our zero-coupon obligated, mandatorily-redeemable preferred securities. In April 2001, we redeemed our obligated, mandatorily-redeemable preferred securities for $194 million. We used proceeds from the sale of the Ferrellgas senior common units for this redemption.

      Long-term debt, including debt due within one year was $12.0 billion at December 31, 2003 compared to $12.2 billion at December 31, 2002.

                                    99.2-37

      Significant items reflected as discontinued operations within financing activities in the Consolidated Statement of Cash Flows, including the cash provided by financing activities, included the following items:

      2002

            - Proceeds from long-term debt of Williams Energy Partners LP related to financing entered into in 2002 of $489 million.

            - Net proceeds from issuance of common units by Williams Energy Partners LP in 2002 of $279 million.

      2001

            - Proceeds from issuance of $1.4 billion of WCG Note Trust Notes for which we provided indirect credit support. WilTel retained all of the proceeds from this issuance (see Note 2 of Notes to Consolidated Financial Statements).

INVESTING ACTIVITIES

      Capital expenditures by segment are presented below.

                              CAPITAL EXPENDITURES

                              SEGMENT                                          2003           2002            2001
------------------------------------------------------------------------     --------      ---------        --------
                                                                                          (MILLIONS)
Power...................................................................     $    1.0      $   135.8       $   103.7
Gas Pipeline............................................................        497.6          672.0           535.5
E&P.....................................................................        202.0          364.1           202.6
Midstream...............................................................        252.9          432.8           554.9
Other...................................................................          2.5           57.3            60.4
                                                                             --------      ---------       ---------
      TOTAL.............................................................     $  956.0      $ 1,662.0       $ 1,457.1
                                                                             ========      =========       =========

            - Power made capital expenditures in 2002 and 2001 primarily to purchase power-generating turbines.

            - Gas Pipeline made capital expenditures in 2001 through 2003 primarily to expand deliverability into the east and west coast markets. Planned expenditures for 2004 are primarily for pipeline maintenance.

            - Exploration & Production made capital expenditures in 2001 through 2003 primarily for continued development of our natural gas reserves through the drilling of wells. Planned expenditures for 2004 are expected to be for similar activities.

            - Midstream made capital expenditures in 2001 through 2003 primarily to acquire, expand, develop and modernize gathering and processing facilities and terminals. Included in capital expenditures are the following amounts related to the deepwater project: 2003 -- $189 million; 2002 -- $343 million; and 2001 -- $136 million. Planned expenditures for 2004 are expected to be for similar activities.

      The acquisition of businesses in 2001 reflects our June 11, 2001, acquisition of 50 percent of Barrett's outstanding common stock in a cash tender offer of $73 per share for a total of approximately $1.2 billion. On August 2, 2001, we completed the acquisition of Barrett by issuing 29.6 million shares of our common stock in exchange for the remaining Barrett shares.

      Purchase of investments/advances to affiliates in 2003 consists primarily of $127 million of additional investment by Midstream in Discovery. The cash investment was used by Discovery to pay maturing debt (see Note 3 of Notes to Consolidated Financial Statements). Purchases in 2002 include approximately $234 million towards the development of the Gulfstream joint venture project, one of our equity method investments. In 2001, we contributed $437 million toward the development of our joint interest in the Gulfstream project.

      In 2003, we purchased $739.9 million of restricted investments comprised of U.S. Treasury notes. We sold $10 million of these notes and retired $341.8 million on their scheduled maturity date. We made these purchases and sales to satisfy the 105 percent cash collateralization covenant in the $800 million revolving credit facility (see Note 11 of Notes to Consolidated Financial Statements).

                                    99.2-38

      In 2003 and 2002, we realized significant cash proceeds from asset dispositions, the sales of businesses, and the disposition of investments as part of our overall plan to increase liquidity and reduce debt. The following sales provided significant proceeds from sales and include various adjustments subsequent to the actual date of sale:

      In 2003:

            - $803 million related to the sale of Texas Gas Transmission Corporation;

            - $465 million related to the sale of certain natural gas exploration and production properties in Kansas, Colorado, New Mexico and Utah;

            -     $452 million related to the sale of the Midsouth refinery;

            - $455 million (net of cash held by Williams Energy Partners) related to the sale of our general partnership interest and limited partner investment in Williams Energy Partners;

            - $246 million related to the sale of certain natural gas liquids assets in Redwater, Alberta, Canada; and

            - $188 million related to the sale of the Williams travel centers.

      In 2002:

            - $1.15 billion related to the sale of Mid-American and Seminole Pipeline;

            -     $464 million related to the sale of Kern River;

            -     $380 million related to the sale of Central;

            - $326 million related to the sale of properties in the Jonah Field and the Anadarko Basin;

            - $229 million related to the sale of the Cove Point LNG facility; and

            - $173 million related to the sale of our interest in Alliance Pipeline.

      Proceeds received from disposition of investments and other assets in 2001 reflect our sale of the Ferrellgas senior common units to an affiliate of Ferrellgas for proceeds of $199 million in April 2001 and our sale of certain convenience stores for approximately $150 million in May 2001.

      We received $180 million in cash proceeds from the sale of notes receivable from WilTel to Leucadia in fourth-quarter 2002. See Note 2 of Notes to Consolidated Financial Statements for further discussion of WilTel items and amounts.

      In 2001, Purchase of assets subsequently leased to seller reflects our purchase of the Williams Technology Center, other ancillary assets and three corporate aircraft for $276 million. These assets were sold to WilTel in 2002.

      Significant items reflected as discontinued operations within investing activities on the Consolidated Statement of Cash Flows include the following:

            - capital expenditures and purchases of investments by WilTel, totaling $1.5 billion in 2001;

            - capital expenditures of Kern River, primarily for expansion of its interstate natural gas pipeline system, of $134 million in 2001; and

            - capital expenditures of Texas Gas, primarily for expansion of its interstate natural gas pipeline system, of $41.9 million and $106.2 million in 2002 and 2001, respectively.

                                    99.2-39

CONTRACTUAL OBLIGATIONS

      The table below summarizes the maturity dates of our contractual obligations by period.

                                                                         2005-        2007-
                                                             2004         2006         2008        THEREAFTER      TOTAL
                                                           -------      -------      -------       ----------     -------
                                                                                    (MILLIONS)
Notes payable .........................................    $     3      $     -      $     -        $     -       $     3
Long-term debt, including current portion:
  Principal ...........................................        933        1,219        2,405(1)       7,448        12,005
  Interest ............................................        856        1,548        1,253          6,449        10,106
Capital leases ........................................          -            -            -              -             -
Operating leases(2) ...................................         57           69           44             68           238
Purchase obligations:
  Fuel conversion and other service contracts(3) ......        391          797          814          4,669         6,671
  Other ...............................................        807(4)       412          226            387(5)      1,832
Other long-term liabilities, including current portion:
  Physical & financial derivatives:(6) ................      1,844        1,048          381            623         3,896
  Other ...............................................         33           97           35             30           195
                                                           -------      -------      -------        -------       -------
Total .................................................    $ 4,924      $ 5,190      $ 5,158        $19,674       $34,946
                                                           =======      =======      =======        =======       =======

----------

(1) Includes $1.1 billion of 6.5 percent notes payable in 2007 which are subject to remarketing in 2004 (FELINE PACS). These FELINE PACS include equity forward contracts attached which require the holder to purchase shares of our common stock in 2005. If the 2004 remarketing is unsuccessful and a second remarketing in 2005 is also unsuccessful, then we could exercise our right to foreclose on the notes in order to satisfy the obligation of the holders of the equity forward contracts requiring the holder to purchase our common stock. This would be a non-cash transaction.

(2) Total operating lease payments include $26 million related to discontinued operations.

(3) Power has entered into certain contracts giving us the right to receive fuel conversion services as well as certain other services associated with electric generation facilities that are currently in operation throughout the continental United States.

(4) Includes $385 million for a crude purchase contract with the state of Alaska which expires in September 2004. It is anticipated that the expected sale of the Alaska refinery in the first quarter of 2004 will result in the cancellation of our obligations under this contract.

(5) Includes one year of annual payments totaling $3 million for contracts with indefinite termination dates.

(6) Although the amounts presented represent expected cash outflows, a portion of those obligations have previously been paid in accordance with third party margining agreements. As of December 31, 2003, we have paid $571 million in margins, adequate assurance, and prepays related to the obligations included in this disclosure. In addition, expected offsetting cash inflows resulting from product sales or net positive settlements are not reflected in these amounts. The offsetting expected cash inflows as of December 31, 2003 are $5.8 billion. In addition, the obligations for physical and financial derivatives are based on market information as of December 31, 2003. Because market information changes daily and has the potential to be volatile, significant changes to the values in this category may occur.

EFFECTS OF INFLATION

      Our cost increases in recent years have benefited from relatively low inflation rates during that time. Approximately 50 percent of our gross property, plant and equipment is at Gas Pipeline and approximately 50 percent is at other operating units. Gas Pipeline is subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, we anticipate being allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost based regulation, along with competition and other market factors, may limit our ability to recover such increased costs. For the other operating units, operating costs are influenced to a greater extent by specific price changes in oil and natural gas and related commodities than by changes in general inflation. Crude, refined product, natural gas, natural gas liquids and power prices are particularly sensitive to OPEC production levels and/or the market perceptions concerning the supply and demand balance in the near future.

                                    99.2-40

ENVIRONMENTAL

      We are a participant in certain environmental activities in various stages involving assessment studies, cleanup operations and/or remedial processes at certain sites, some of which we currently do not own (see Note 16 of Notes to Consolidated Financial Statements). We are monitoring these sites in a coordinated effort with other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. Current estimates of the most likely costs of such cleanup activities are approximately $74 million, all of which is accrued at December 31, 2003. We expect to seek recovery of approximately $28 million of the accrued costs through future natural gas transmission rates. The remainder of these costs will be funded from operations. During 2003, we paid approximately $18 million for cleanup and/or remediation and monitoring activities. We expect to pay approximately $24 million in 2004 for these activities. Estimates of the most likely costs of cleanup are generally based on completed assessment studies, preliminary results of studies or our experience with other similar cleanup operations. At December 31, 2003, certain assessment studies were still in process for which the ultimate outcome may yield significantly different estimates of most likely costs. Therefore, the actual costs incurred will depend on the final amount, type and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

      We are subject to the federal Clean Air Act and to the federal Clean Air Act Amendments of 1990 which require the EPA to issue new regulations. We are also subject to regulation at the state and local level. In September 1998, the EPA promulgated rules designed to mitigate the migration of ground-level ozone in certain states. We anticipate that during 2004, the EPA will promulgate additional rules regarding hazardous air pollutants. We estimate that capital expenditures necessary to install emission control devices on our Transco system over the next five years to comply with rules will be between $230 million and $260 million. The actual costs incurred will depend on the final implementation plans developed by each state to comply with these regulations. We consider these costs on our Transco system associated with compliance with these environmental laws and regulations to be prudent costs incurred in the ordinary course of business and, therefore, recoverable through its rates.

      In December 1999, standards promulgated by the EPA for tailpipe emissions and the content of sulfur in gasoline were announced. Our estimation is that capital expenditures necessary to bring our refinery into compliance over the next five years will be approximately $50 million. We anticipate that, if the sale of the refinery is completed (see Note 2 of Notes to Consolidated Financial Statements), the purchaser would be responsible for these compliance expenditures. The actual costs incurred will depend on the final implementation plans.

      On July 2, 2001, the EPA issued an information request asking for information on oil releases and discharges in any amount from our pipelines, pipeline systems, and pipeline facilities used in the movement of oil or petroleum products, during the period July 1, 1998 through July 2, 2001. In November 2001, we furnished our response. This matter has not become an enforcement proceeding. On March 11, 2004, the Department of Justice (DOJ) invited the new owner of the pipeline to enter into negotiations regarding alleged violations of the Clean Water Act and to sign a tolling agreement. No penalty has been assessed by the EPA; however, the DOJ stated in its letter that the maximum possible penalties were approximately $22 million for the alleged violations. It is anticipated that by providing additional clarification and through negotiations with the EPA and DOJ, that any proposed penalty will be reduced. We have indemnity obligations to the new owner related to this matter.

                                    99.2-41